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Exhibit 99(a)(1)(A)

         OFFER TO PURCHASE FOR CASH
ALL OF THE OUTSTANDING SHARES OF COMMON STOCK
AND THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS
OF
THE GENLYTE GROUP INCORPORATED
AT
$95.50 NET PER SHARE
BY
GOLF MERGER SUB, INC.
A WHOLLY OWNED SUBSIDIARY OF
PHILIPS HOLDING USA INC.
A WHOLLY OWNED SUBSIDIARY OF
KONINKLIJKE PHILIPS ELECTRONICS N.V.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT (NEW YORK CITY
TIME) ON JANUARY 2, 2008, UNLESS THE OFFER IS EXTENDED.

        The offer described in this offer to purchase is being made pursuant to the Agreement and Plan of Merger, dated as of November 25, 2007 (as such may be amended or supplemented from time to time, the "merger agreement"), by and among Philips Holding USA Inc., a Delaware corporation ("Parent"), Golf Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Purchaser"), and The Genlyte Group Incorporated, a Delaware corporation (the "Company"). Following consummation of the offer, Purchaser will be merged with and into the Company, and each share of the Company's common stock, par value $0.01 per share, including, if any, the associated preferred stock purchase rights issued under the Rights Agreement, dated as of September 13, 1999, between the Company and The Bank of New York (such rights, together with the shares of the Company's common stock, the "Shares"), not previously purchased in the offer will be converted into the right to receive in cash the same price paid in the offer, subject to appraisal rights. The offer is not conditioned upon obtaining, or the funding of, any financing arrangements. The offer is conditioned upon, among other things, (i) there being validly tendered and not validly withdrawn, prior to the expiration of the offer, a number of the Shares that, together with the Shares beneficially owned by Parent and its affiliates, represents one Share more than 50% of the Shares outstanding (determined on a fully diluted basis) immediately prior to the acceptance of the Shares pursuant to the offer and (ii) any mandatory waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, applicable to the purchase of the Shares pursuant to the offer having expired or been terminated and certain other required filings in jurisdictions outside the United States having been made, and any approvals relating to such filings having been obtained or, if applicable, any mandatory waiting periods related to such filings having expired. Certain other conditions to consummation of the offer are described in Section 13—"Certain Conditions of the Offer" of this offer to purchase.

        The board of directors of the Company unanimously adopted resolutions (i) approving, adopting and declaring advisable the merger agreement and the transactions contemplated thereby, including the offer and the merger (the "Transactions"), in accordance with the Delaware General Corporation Law, and determining that the terms of the Transactions are fair to, and in the best interests of, the holders of the Shares and (ii) recommending that the holders of the Shares accept the offer, tender their Shares to Purchaser pursuant to the offer and adopt the merger agreement, if required.

IMPORTANT

        If you want to tender your Shares in the offer, you should (i) complete and sign the letter of transmittal (or a manually signed facsimile thereof) that accompanies this offer to purchase in accordance with the instructions in such letter of transmittal and mail or deliver such letter of transmittal and all other required documents to the depositary together with certificates representing the tendered Shares or follow the procedure for book-entry transfer set forth in Section 3—"Procedure for Tendering the Shares" of this offer to purchase or (ii) request your broker, dealer, bank, trust company or other nominee to effect the transaction for you. If your Shares are registered in the name of a broker, dealer, bank, trust company or other nominee, you must contact such person if you wish to tender such Shares.

        If you want to tender your Shares and your certificates are not immediately available or you cannot comply with the procedures for book-entry transfer on a timely basis, you may tender such Shares by following the guaranteed delivery procedure set forth in Section 3—"Procedure for Tendering the Shares" of this offer to purchase.

        Questions and requests for assistance may be directed to Georgeson Inc., our information agent, or to Goldman, Sachs & Co., our Dealer Manager, at their respective addresses and telephone numbers set forth on the back cover of this offer to purchase. Requests for additional copies of this offer to purchase and the letter of transmittal may be directed to the information agent or to your broker, dealer, bank, trust company or other nominee.

The Dealer Manager for the offer is:

Goldman, Sachs & Co.

November 30, 2007

SCHEDULE A	INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF ROYAL PHILIPS, PARENT AND PURCHASER	A-1

SUMMARY TERM SHEET

        The following are answers to some of the questions that you, as a stockholder of The Genlyte Group Incorporated, a Delaware corporation (the "Company"), may have about the offer. This summary highlights important information from this offer to purchase but does not purport to be complete. We urge you to read carefully the entire offer to purchase and the letter of transmittal and the other documents to which we refer you before making any decision as to whether to tender your Shares.

Who is offering to buy my Shares?

        We are Golf Merger Sub, Inc., a Delaware corporation, or "Purchaser," formed for the purpose of making the offer and merging with and into the Company. We are a wholly owned subsidiary of Philips Holding USA Inc., a Delaware corporation, or "Parent." Parent is a wholly owned subsidiary of Koninklijke Philips Electronics N.V., a corporation organized under the laws of the Netherlands, or "Royal Philips." Unless the context otherwise requires, the terms "we," "our" and "us" refer to Purchaser. See the "Introduction" and Section 9—"Certain Information Concerning Parent and Purchaser" of this offer to purchase.

What are the classes and amounts of securities sought in the offer?

        We are seeking to purchase all of the outstanding shares of the Company's common stock, par value $0.01 per share, including, if any, the associated preferred stock purchase rights issued under the Rights Agreement, dated as of September 13, 1999, between the Company and The Bank of New York (such rights, together with the shares of the Company's common stock, the "Shares"). See the "Introduction" and Section 1—"Terms of the Offer" of this offer to purchase.

How much are you offering to pay? What is the form of payment? Will I have to pay any fees or commissions?

        We are offering to pay $95.50 per Share in cash, net to you, without interest and subject to any applicable withholding of taxes (the "Offer Price"). If you are the record owner of your Shares and you directly tender your Shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker, dealer, bank, trust company or other nominee, and your broker tenders your Shares on your behalf, your broker, dealer, bank, trust company or other nominee may charge you a fee for doing so. You should consult your broker, dealer, bank, trust company or other nominee to determine whether any charges will apply. See the "Introduction" of this offer to purchase.

Do you have the financial resources to make payment?

        We estimate the total amount of funds necessary to complete the transactions contemplated by the merger agreement, including the offer and the merger (the "Transactions"), and to pay related fees and expenses to be approximately $2.7 billion. Royal Philips has guaranteed the full and timely performance by Parent and Purchaser of their respective obligations under the merger agreement, including our payment obligations with respect to the Transactions. See Section 11—"Purpose of the Offer and Plans for the Company; the Merger Agreement; Other Agreements—Guarantee" and Section 12—"Source and Amount of Funds" of this offer to purchase.

i

Is your financial condition relevant to my decision to tender my Shares in the offer?

        No. We do not think our financial condition is relevant to your decision whether to tender your Shares and accept the offer because:

  •
  the offer is being made for all of the outstanding Shares solely for cash;

  •
  we, through Royal Philips, will have sufficient funds available to purchase all of the Shares validly tendered and not validly withdrawn in the offer in light of our financial capacity in relation to the amount of consideration payable;

  •
  the offer is not subject to any financing condition; and

  •
  if we consummate the offer, we expect to acquire any of the remaining Shares for the same cash price in the merger.

        See Section 12—"Source and Amount of Funds" of this offer to purchase.

What does the Company's Board of Directors think of the offer?

        The board of directors of the Company unanimously adopted resolutions (i) approving, adopting and declaring advisable the merger agreement and the Transactions, in accordance with the Delaware General Corporation Law and determining that the terms of the Transactions are fair to, and in the best interests of, the holders of the Shares and (ii) recommending that the holders of the Shares accept the offer, tender their Shares to Purchaser pursuant to the offer and adopt the merger agreement, if required. A more complete description of the reasons for the actions of the Company's board of directors is set forth in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 that is being mailed to its stockholders together with this offer to purchase. See the "Introduction" of this offer to purchase.

How long do I have to decide whether to tender my Shares in the offer?

        You will have at least until 12:00 midnight (New York City time) on January 2, 2008 (such date, the initial "Expiration Date," and any expiration time and date established pursuant to an extension of the offer as so extended, also an "Expiration Date") to tender your Shares in the offer. However, if you cannot deliver everything required to make a valid tender by that time, you may still participate in the offer by using the guaranteed delivery procedure that is described in this offer to purchase prior to that time. See Section 1—"Terms of the Offer" and Section 3—"Procedure for Tendering the Shares" of this offer to purchase.

Can the offer be extended and under what circumstances?

        Yes. The merger agreement provides that the tender offer may, and in certain events is required to, be extended, as follows:

  •
  by Purchaser, for one or more consecutive increments of not more than ten business days each, if at any otherwise scheduled Expiration Date of the offer any of the conditions to Purchaser's obligation to purchase the Shares are not satisfied or waived;

  •
  by Purchaser, for the minimum period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the offer;

  •
  by Purchaser, to make available a "subsequent offering period" in accordance with Rule 14d-11 of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

  •
  by Purchaser, upon the request of the Company if, at any otherwise scheduled Expiration Date of the offer, any condition to the offer is not satisfied or waived, for one or more consecutive increments of not more than ten business days each until the earlier of the termination of the merger agreement in accordance with its terms and May 23, 2008;

  •
  by Purchaser, upon the request of the Company if, at any time prior to January 2, 2008, the Company has received an "Acquisition Proposal" (as defined in Section 11—"Purpose of the Offer and Plans for the Company; the Merger Agreement; Other Agreements—The Merger Agreement—Covenants and Agreements" of this offer to purchase) that has not been withdrawn as of the date of the request for the extension of the offer by the Company, for ten business days, provided that the Company may only make this request one time; or

  •
  by Purchaser, upon the request of the Company, to make available a subsequent offering period in accordance with Rule 14d-11 under the Exchange Act of not less than ten business days, except that Purchaser is not required to make available such a subsequent offering period in the event that, prior to the commencement of such subsequent offering period, Parent and Purchaser, directly or indirectly, own more than 90% of the outstanding Shares.

        See Section 1—"Terms of the Offer" of this offer to purchase for more details on our obligation and ability to extend the offer.

        Because any waiting period under Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), applicable to the purchase of the Shares pursuant to the offer needs to have expired or been terminated and certain other required filings in jurisdictions outside the United States need to have been made, and any approvals relating to such filings need to have been obtained or, if applicable, any mandatory waiting periods related to such filings need to have expired, prior to consummation of the offer, the offer may be extended beyond the scheduled expiration date at least one or more times. See Section 15—"Certain Legal Matters" of this offer to purchase.

How will I be notified if the offer is extended?

        If we extend the offer, we will inform Citibank, N.A., the depositary for the offer (the "Depositary") of any extension and will issue a press release announcing the extension not later than 9:00 a.m. (New York City time) on the next business day after the day on which the offer was scheduled to expire. See Section 1—"Terms of the Offer" of this offer to purchase.

What are the most significant conditions to the offer?

        The offer is conditioned upon, among other things,

  •
  there being validly tendered and not validly withdrawn, prior to the expiration of the offer, a number of the Shares that, together with the Shares beneficially owned by Parent and its affiliates, represents one Share more than 50% of the Shares outstanding (determined on a fully diluted basis) immediately prior to the acceptance of the Shares pursuant to the offer (the "Minimum Tender Condition"), and

  •
  any mandatory waiting period under the HSR Act applicable to the purchase of the Shares pursuant to the offer having expired or been terminated and certain other required filings in jurisdictions outside the United States having been made, and any approvals relating to such filings having been obtained or, if applicable, any mandatory waiting periods related to such filings having expired.

        The offer is also subject to a number of other important conditions, some of which we can waive without the Company's consent. We cannot, however, waive the Minimum Tender Condition without the consent of the Company. See Section 13—"Certain Conditions of the Offer" of this offer to purchase.

What is the market value of my Shares as of a recent date?

        On November 23, 2007, the last trading day before we announced the offer, the last sale price of the Shares reported through Nasdaq was $62.67 per Share. On November 29, 2007, the last trading day before we commenced the offer, the last sale price of the Shares reported through Nasdaq was $94.15 per Share. We encourage you to obtain a recent quotation for the Shares in deciding whether to tender your Shares. See Section 6—"Price Range of Shares; Dividends" of this offer to purchase.

How do I tender my Shares?

        To tender your Shares, you must, prior to the expiration of the offer, deliver the certificates representing your Shares or confirmation of a book-entry transfer of such Shares into the Depositary's account, together with a completed letter of transmittal and any other documents required by the letter of transmittal. If your Shares are held in street name (that is, through a broker, dealer, bank, trust company or other nominee), they can be tendered by your nominee through the Depositary. If you are unable to deliver any required document or instrument to the Depositary by the expiration of the offer, you may still participate in the offer by having a broker, a bank or other fiduciary that is an eligible institution guarantee on or prior to the expiration of the offer that the missing items will be received by the Depositary within three trading days after the expiration of the offer. For the tender to be valid, however, the Depositary must receive the missing items within that three-trading-day period. See Section 3—"Procedure for Tendering the Shares" of this offer to purchase.

Can holders of Company stock options participate in the offer?

        The offer is only for the outstanding Shares and not for any Company stock options.

        At the effective time of the merger, each outstanding option to purchase any Shares under the Company's stock plans, vested or unvested, will be cancelled and will only entitle the holder of such option to receive, as soon as reasonably practicable after the effective time of the merger, an amount in cash equal to the product of (x) the total number of the Shares subject to the option times (y) the excess, if any, of the Offer Price over the exercise price per Share under such option, less any applicable withholding of taxes.

        See Section 11—"Purpose of the Offer and Plans for the Company; the Merger Agreement; Other Agreements—The Merger Agreement—Effects of the Merger on Capital Stock and Options" of this offer to purchase.

Until what time may I withdraw previously tendered Shares?

        You may withdraw your previously tendered Shares at any time until the offer expires. In addition, if we have not accepted your Shares for payment by January 29, 2008, you may withdraw them at any time after that date until we accept them for payment. This right to withdraw will not apply to the Shares tendered in any subsequent offering period, if one is provided. See Section 4—"Withdrawal Rights" of this offer to purchase.

How do I withdraw previously tendered Shares?

        To withdraw previously tendered Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw such Shares. If you tendered the Shares by giving instructions to a broker, dealer, bank, trust company or other nominee, you must instruct the broker, dealer, bank, trust company or other nominee to arrange for the withdrawal of your Shares. See Section 4—"Withdrawal Rights" of this offer to purchase.

        Appraisal rights are not available as a result of the offer. However, if we purchase a majority of the outstanding Shares in the offer and proceed with the merger, appraisal rights will be available to holders of the Shares who do not vote in favor of adoption of the merger agreement, subject to, and in accordance with, Delaware law. A holder of the Shares must properly perfect its right to seek an appraisal under Delaware law in connection with the merger in order to exercise appraisal rights provided under Delaware law. See Section 15—"Certain Legal Matters" of this offer to purchase.

Following Purchaser's purchase of the Shares in the offer, will the Company continue as a public company?

        No. Following the purchase of the Shares in the offer and the satisfaction of certain conditions, we expect to consummate the merger. If the merger takes place, the Company no longer will be publicly owned. Even if for some reason the merger does not take place, if we purchase all of the tendered Shares, there may be so few remaining stockholders and publicly held Shares that the Shares will no longer be eligible to be traded through Nasdaq, there may not be an active public trading market for the Shares and the Company may no longer be required to make filings with the SEC or otherwise comply with the SEC rules relating to publicly held companies. See Section 11—"Purpose of the Offer and Plans for the Company; the Merger Agreement; Other Agreements—The Merger Agreement—Effects of the Merger on Capital Stock and Options and Section 7—"Effect of the Offer on the Market for the Shares; Margin Regulation; Exchange Act Registration—Reduced Liquidity; Possible Delisting" of this offer to purchase.

Will the offer be followed by a merger if all of the Shares are not tendered in the offer?

        Yes. If we accept for payment all of the Shares validly tendered and not validly withdrawn pursuant to the offer, Purchaser will merge with and into the Company, as required by the merger agreement, subject to the terms and conditions of the merger agreement, the requirements of applicable law, and a vote of the Company's stockholders, if a vote is required.

        If we acquire at least 90% of the issued and outstanding Shares pursuant to the offer or otherwise (including, without limitation, pursuant to exercise of the Top-Up Option (as defined below)), we will complete the merger as soon as possible, without a meeting of the Company stockholders, under the "short form" merger provisions of Delaware law.

        See Section 11—"Purpose of the Offer and Plans for the Company; the Merger Agreement; Other Agreements—The Merger Agreement—Covenants and Agreements—'Short Form' Merger" and Section 15—"Certain Legal Matters—'Short Form' Merger" of this offer to purchase.

What is the Top-Up Option and when could it be exercised?

        As part of the merger agreement, the Company granted to Purchaser an irrevocable option to purchase up to a number of newly issued Shares that, when added to the number of Shares owned by Parent, Purchaser and their respective affiliates at the time of such exercise, at which time Parent, Purchaser and their respective affiliates must already own more than 50% of the outstanding Shares (determined on a fully diluted basis), would result in Parent, Purchaser and their respective affiliates owning one Share more than 90% of the outstanding Shares (the "Top-Up Option"). See Section 11—"Purpose of the Offer and Plans for the Company; the Merger Agreement; Other Agreements—The Merger Agreement—Top-Up Option" of this offer to purchase for a more detailed discussion of the limitations on, and the conditions to, the exercise of the Top-Up Option.

v

If I decide not to tender, how will the offer affect my Shares?

        If you decide not to tender your Shares in the offer and the merger occurs, you will subsequently receive the same amount of cash per Share that you would have received had you tendered your Shares in the offer, without any interest being paid on such amount, subject to appraisal rights. Therefore, if the merger takes place, the only difference to you between tendering your Shares and not tendering your Shares is that you will be paid earlier if you tender your Shares, unless you seek an appraisal for your Shares. If you perfect your rights to appraisal under Delaware law, you may receive a different amount from the consideration being paid in the merger. If you decide not to tender your Shares in the offer and we purchase the tendered Shares, but the merger does not occur, there may be so few remaining stockholders and publicly traded Shares that the Shares will no longer be eligible to be traded through Nasdaq and there may not be an active public trading market for the Shares. Also, as described above, the Company may no longer be required to make filings with the SEC or otherwise comply with the SEC rules relating to publicly held companies. See the "Introduction" and Section 7—"Effect of the Offer on the Market for the Shares; Margin Regulation; Exchange Act Registration—Reduced Liquidity; Possible Delisting" of this offer to purchase.

Who should I call if I have questions about the offer?

        You may call Georgeson Inc. at (888) 605-7543 (toll free) or Goldman, Sachs & Co. at (800) 323-5678 (toll free). Georgeson Inc. is acting as the information agent and Goldman, Sachs & Co. is acting as the dealer manager for our offer. See the back cover of this offer to purchase.

To the Holders of Common Stock of The Genlyte Group Incorporated:

INTRODUCTION

        Golf Merger Sub, Inc., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Philips Holding USA Inc., a Delaware corporation ("Parent"), hereby offers to purchase all of the outstanding shares of common stock, par value $0.01 per share, including, if any, the associated preferred stock purchase rights issued under the Rights Agreement (the "Rights Agreement"), dated as of September 13, 1999, between the Company and The Bank of New York (such rights, together with the shares of the Company's common stock, the "Shares"), of The Genlyte Group Incorporated, a Delaware corporation (the "Company"), at a price of $95.50 per Share in cash, net to the seller, without interest and subject to applicable withholding of taxes (the "Offer Price"), upon the terms and subject to the conditions set forth in this offer to purchase and in the related letter of transmittal. Parent is a wholly owned subsidiary of Koninklijke Philips Electronics N.V., a corporation organized under the laws of the Netherlands ("Royal Philips"). We refer to Purchaser, Parent and Royal Philips and their respective subsidiaries and affiliates, collectively, as "Philips." Unless the context otherwise requires, the terms "we," "our" and "us" refer to Purchaser.

        The offer is being made pursuant to an Agreement and Plan of Merger, dated as of November 25, 2007 (as such may be amended or supplemented from time to time, the "merger agreement"), by and among Parent, Purchaser and the Company, which provides that following the offer, Purchaser will be merged with and into the Company and each of the Shares not previously acquired in the offer will be converted into the right to receive in cash the same price paid in the offer, without interest and subject to applicable withholding of taxes and appraisal rights.

        The offer is conditioned upon, among other things, (i) there being validly tendered and not validly withdrawn, prior to the expiration of the offer, a number of the Shares that, together with the Shares beneficially owned by Parent and its affiliates, represents one Share more than 50% of the Shares outstanding (determined on a fully diluted basis) immediately prior to the acceptance of the Shares pursuant to the offer (the "Minimum Tender Condition") and (ii) any mandatory waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act), applicable to the purchase of the Shares pursuant to the offer having expired or been terminated and certain other required filings in jurisdictions outside the United States having been made, and any approvals relating to such filings having been obtained or, if applicable, any mandatory waiting periods related to such filings having expired (the "Regulatory Approvals Condition"). Certain other conditions to consummation of the offer are described in Section 13—"Certain Conditions of the Offer" of this offer to purchase. The Company has advised us that, as of November 25, 2007, there were 27,560,087 Shares issued and outstanding (excluding 2,930,687 Shares held by the Company in treasury) and there were outstanding options granted by the Company that were exercisable for 1,608,408 Shares in the aggregate. Accordingly, assuming that there is no change in the number of issued and outstanding Shares, if 14,584,249 Shares are validly tendered and not validly withdrawn, the Minimum Tender Condition will be satisfied.

        The board of directors of the Company (the "Company Board") unanimously adopted resolutions (i) approving, adopting and declaring advisable the merger agreement and the transactions contemplated thereby, including the offer and the merger (the "Transactions"), in accordance with the Delaware General Corporation Law (the "DGCL") and determining that the terms of the Transactions are fair to, and in the best interests of, the holders of the Shares and (ii) recommending that the holders of the Shares accept the offer, tender their Shares to Purchaser pursuant to the offer and adopt the merger agreement, if required (the "Company Recommendation"). A more complete description of the reasons for the actions of the Company Board is set forth in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") that is being mailed to the stockholders of the Company with this offer to purchase.

        The financial advisors that advised the Company Board with respect to the offer and the merger, Sagent Advisors Inc. ("Sagent") and J.P. Morgan Securities Inc. ("J.P. Morgan"), have delivered to the Company Board their written opinions to the effect that, as of the respective dates of their opinions, subject to the various assumptions made, matters considered and limitations set forth in their opinions, the consideration to be received by holders of the Shares (other than the Excluded Shares (as defined in Section 11—"Purpose of the Offer and Plans for the Company; the Merger Agreement; Other Agreements—The Merger Agreement—Effects of the Merger on Capital Stock and Options—Shares" of this offer to purchase)), in the offer and the merger is fair from a financial point of view to such holders. A copy of Sagent's and J.P. Morgan's written opinions setting forth, among other things, the procedures followed, the assumptions made, procedures followed, matters considered and the limitations on the review undertaken by Sagent and J.P. Morgan, respectively, in rendering their opinions, are included as annexes to the Schedule 14D-9. Stockholders of the Company are urged to read the full text of the opinions carefully and in their entirety.

        The merger is subject to the satisfaction or waiver of certain conditions, including, if required, the adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding Shares. If the Minimum Tender Condition is satisfied, Purchaser will have sufficient voting power to approve the merger without the affirmative vote of any other stockholder of the Company. The Company has agreed that, unless Parent and Purchaser own 90% or more of the outstanding Shares after purchasing the Shares in the offer, it will take, in accordance with applicable law and its certificate of incorporation and bylaws, all action necessary to convene a meeting of holders of the Shares as promptly as practicable following the date of acceptance for payment of the Shares validly tendered and not validly withdrawn pursuant to the offer (the "Purchase Date") to consider and vote upon the adoption of the merger agreement. Parent and Purchaser have agreed to vote their and their affiliates' Shares in favor of the adoption of the merger agreement.

        No appraisal rights are available as a result of the offer. Holders of the Shares will be able to exercise appraisal rights, however, in connection with the merger if they comply with applicable Delaware law and do not vote their Shares in favor of adoption of the merger agreement, if such a vote is required, and if they otherwise comply with the requirements of Delaware law regarding the perfection of appraisal rights. See Section 15—"Certain Legal Matters" of this offer to purchase.

        THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, WHICH SHOULD BE READ IN ITS ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1.     Terms of the Offer.

        Upon the terms and subject to the conditions set forth in this offer to purchase and the letter of transmittal (and, if the offer is extended or amended, including the terms and conditions of such extension or amendment), we will accept for payment, and pay for, all Shares tendered pursuant to the offer and not validly withdrawn on or prior to the Expiration Date. "Expiration Date" means 12:00 midnight (New York City time) on January 2, 2008, unless and until we have extended the period for which the offer is open, in which event the term "Expiration Date" means the latest time and date on which the offer, as so extended by us, expires. Because of the need to obtain the regulatory approvals pursuant to the Regulatory Approvals Condition prior to the consummation of the offer, the offer may be extended beyond the scheduled Expiration Date at least one or more times. See Section 15—"Certain Legal Matters" of this offer to purchase.

        The offer is not conditioned upon obtaining, or the funding of, any financing arrangements. The offer is conditioned upon, among other things, (i) the Minimum Tender Condition and (ii) the Regulatory Approvals Condition. Certain other conditions to consummation of the offer are described in Section 13—"Certain Conditions of the Offer" of this offer to purchase.

        The merger agreement provides that the tender offer may, and in certain events is required to, be extended, as follows: (i) by Purchaser, for one or more consecutive increments of not more than ten business days each, if at any otherwise scheduled Expiration Date of the offer any of the conditions to

Purchaser's obligation to purchase the Shares are not satisfied or waived; (ii) by Purchaser, for the minimum period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the offer; (iii) by Purchaser, to make available a "subsequent offering period" in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); (iv) by Purchaser, upon the request of the Company if, at any otherwise scheduled Expiration Date of the offer, any condition to the offer is not satisfied or waived, for one or more consecutive increments of not more than ten business days each until the earlier of the termination of the merger agreement in accordance with its terms and May 23, 2008 (the "Outside Date"); (v) by Purchaser, upon the request of the Company if, at any time prior to January 2, 2008, the Company has received an "Acquisition Proposal" (as defined in Section 11—"Purpose of the Offer and Plans for the Company; the Merger Agreement; Other Agreements—The Merger Agreement—Covenants and Agreements" of this offer to purchase) that has not been withdrawn as of the date of the request for the extension of the offer by the Company, for ten business days, provided that the Company may only make this request one time or (vi) by Purchaser, upon the request of the Company, to make available a subsequent offering period in accordance with Rule 14d-11 under the Exchange Act of not less than ten business days, except that Purchaser is not required to make available such a subsequent offering period in the event that, prior to the commencement of such subsequent offering period, Parent and Purchaser, directly or indirectly, own more than 90% of the outstanding Shares.

        The Offer Price will be equitably adjusted in the event that the Company changes the number of the Shares or securities convertible or exchangeable into or exercisable for the Shares issued and outstanding on or after November 23, 2007 and prior to our payment of the Shares pursuant to the offer as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction. We expressly reserve the right to increase the Offer Price if the Minimum Tender Condition has not been satisfied or if the Company Board withholds, withdraws, qualifies or modifies the Company Recommendation or approves, recommends or otherwise declares advisable any Superior Proposal (as defined in Section 11—"Purpose of the Offer and Plans for the Company; the Merger Agreement; Other Agreements—The Merger Agreement—Covenants and Agreements" of this offer to purchase) that was not solicited, initiated, encouraged or facilitated in breach of the merger agreement. This right reserved by us is in addition to our rights described in Section 13—"Certain Conditions of the Offer" of this offer to purchase. In addition, we may waive any condition to the offer or modify the terms of the offer, except that we will not, without the prior written consent of the Company, (i) reduce the number of the Shares subject to the offer, (ii) reduce the Offer Price, (iii) modify, amend or waive the Minimum Tender Condition, (iv) add to the conditions of the offer or modify or amend any such condition in any manner adverse to the holders of the Shares, (v) extend the offer (except as provided above), (vi) change the form of consideration payable in the offer or (vii) except as may be required by any governmental entity, modify or amend the terms of the offer in any manner adverse to the holders of the Shares.

        On the terms and subject to conditions of the offer and the merger agreement, as soon as practicable after the Expiration Date and in accordance with Rule 14e-1 under the Exchange Act (which requires that a bidder pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer), we will accept and pay for all of the Shares validly tendered and not validly withdrawn pursuant to the offer that we become obligated to purchase pursuant to the offer. See Section 13—"Certain Conditions of the Offer" of this offer to purchase.

        Any extension, amendment or termination of the offer will be followed as promptly as practicable by a public announcement consistent with the requirements of the SEC. The announcement of any extension of the offer will be issued no later than 9:00 a.m. (New York City time) on the next business day after the previously scheduled Expiration Date, subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to holders of the Shares). Without limiting our obligation under such rules or the manner in which we may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise make any public announcement other than by issuing a press release to a national news service.

        If we make a material change in the terms of the offer or the information concerning the offer or waive a material condition of the offer, we will disseminate additional tender offer materials and extend the offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the materiality of the changed terms or information. We understand the SEC's view to be that an offer should remain open for a minimum of five business days from the date a material change is first published, sent or given to security holders and, if material changes are made with respect to information not materially less significant than the Offer Price and the number of shares being sought, a minimum of ten business days may be required to allow adequate dissemination and investor response. A change in the Offer Price or a change in percentage of securities sought generally requires an offer remain open for a minimum of ten business days from the date the change is first published, sent or given to security holders. The requirement to extend an offer does not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment.

        In accordance with the merger agreement, the Company has provided us with the Company's stockholder list and security position listings, including the most recent list of names, addresses and security positions of non-objecting beneficial owners in the possession of the Company, for the purpose of disseminating the offer to holders of the Shares. This offer to purchase and the related letter of transmittal, together with the Schedule 14D-9, will be mailed to record holders of the Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of the Shares, to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

2.     Acceptance for Payment and Payment for the Shares.

        Upon the terms and subject to the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of any such extension or amendment), we will accept for payment, and will pay for, the Shares tendered prior to the Expiration Date and not validly withdrawn in accordance with Section 4—"Withdrawal Rights" of this offer to purchase. If we include a subsequent offering period, we will accept for payment, and promptly pay for all validly tendered Shares as they are received during any such subsequent offering period.

        In all cases, payment for the Shares tendered and accepted for payment pursuant to the offer will be made only after timely receipt by Citibank, N.A., the depositary for the offer (the "Depositary") of:

  •
  certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account or an affidavit of loss relating to such certificate);

  •
  a properly completed and duly executed letter of transmittal (or a manually signed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of a letter of transmittal); and

  •
  any other documents required by the letter of transmittal.

        The Offer Price paid to any holder of the Shares for the Shares tendered in the offer will be the highest per-Share consideration paid to any other holder of the Shares for the Shares tendered in the offer.

        For purposes of the offer (including during a subsequent offering period), we will be deemed to have accepted for payment the Shares validly tendered and not validly withdrawn as, if and when we give oral or written notice to the Depositary of our acceptance for payment of such Shares pursuant to the offer. Payment for the Shares accepted for payment pursuant to the offer will be made by deposit of the Offer Price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting those payments to you. If we extend the offer, are delayed in our acceptance for payment of the Shares or are unable to accept the Shares for payment pursuant to the offer for any reason, then, without prejudice to our rights under the offer, the Depositary may, nevertheless, on our behalf, retain the tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein under Section 4—"Withdrawal Rights" of this offer to purchase or as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will interest on the purchase price for the Shares be paid, regardless of any delay in making such payment.

        If we do not accept the tendered Shares for any reason, or if certificates are submitted for more Shares than are tendered, we will return certificates for the unpurchased Shares, without expense to the tendering stockholder (or, in the case of the Shares tendered by book-entry transfer of such Shares into the Depositary's account pursuant to the procedures set forth in Section 3—"Procedure for Tendering the Shares" of this offer to purchase, such Shares will be credited to the Depositary's account), promptly following expiration or termination of the offer.

        We reserve the right to transfer or assign in whole or in part from time to time to one or more of our direct or indirect subsidiaries the right to purchase all or any portion of the Shares tendered pursuant to the offer, but any such transfer or assignment will not relieve us of our obligations under the offer and will in no way prejudice your rights to receive payment for the Shares validly tendered and accepted for payment pursuant to the offer.

3.     Procedure for Tendering the Shares.

        Valid Tender.    A stockholder must follow one of the following procedures to validly tender the Shares in the offer:

  •
  for the Shares held as physical certificates, the certificates for the tendered Shares (or an affidavit of loss relating to such certificate), a properly completed and duly executed letter of transmittal (or a manually signed facsimile thereof), with any required signature guarantees, and any other documents required by the letter of transmittal, must be received by the Depositary at its address set forth on the back cover of this offer to purchase before the Expiration Date (unless the tender is made during a subsequent offering period, if one is provided, in which case the Shares, the letter of transmittal and other documents must be received before the expiration of the subsequent offering period);

  •
  for the Shares held in book-entry form, either a properly completed and duly executed letter of transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or an Agent's Message (as defined below), and any other required documents, must be received by the Depositary at its address set forth on the back cover of this offer to purchase, and such Shares must be delivered according to the book-entry transfer procedures described below under "Book-Entry Transfer" and a Book-Entry Confirmation (as defined below) must be received by the Depositary, in each case before the Expiration Date (unless the tender is made during a subsequent offering period, if one is provided, in which case the Shares, the letter of transmittal or an Agent's Message, and other documents must be received before the expiration of the subsequent offering period); or

  •
  the tendering stockholder must comply with the guaranteed delivery procedures described below under "Guaranteed Delivery" before the Expiration Date.

        The method of delivery of the Shares, the letter of transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility (as defined below), is at the election and risk of the tendering stockholder. The Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

        Book-Entry Transfer.    The Depositary has agreed to establish an account or accounts with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the offer within two business days after the date of this offer to purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of the Shares by causing the Book-Entry Transfer Facility to transfer the Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedure for such transfer. However, although delivery of the Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the properly completed and duly executed letter of transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or an Agent's Message in lieu of the letter of transmittal, and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this offer to purchase before the Expiration Date (except with respect to a subsequent offering period, if one is provided, in which case the Shares, the letter of transmittal or an Agent's Message, and other documents must be received before the expiration of the subsequent offering period), or the tendering stockholder must comply with the guaranteed delivery procedures described under "Guaranteed Delivery" for a valid tender of the Shares by book-entry transfer. The confirmation of a book-entry transfer of the Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to in this offer to purchase as a "Book-Entry Confirmation."

        The term "Agent's Message" means a message, transmitted through electronic means by the Book-Entry Transfer Facility in accordance with the normal procedures of the Book-Entry Transfer Facility and the Depositary to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the letter of transmittal and that Purchaser may enforce such agreement against the participant. The term "Agent's Message" also includes any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary's office. For the Shares to be validly tendered during any subsequent offering period, the tendering stockholder must comply with the foregoing procedures, except that the required documents and certificates must be received before the expiration of the subsequent offering period. Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

        Signature Guarantees.    No signature guarantee is required on the letter of transmittal:

  •
  if the letter of transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3 includes any participant in the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered with such letter of transmittal and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the letter of transmittal; or

  •
  if the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agent Medallion Signature Program or other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an "Eligible Institution" and, collectively, "Eligible Institutions").

        In all other cases, all signatures on the letter of transmittal must be guaranteed by an Eligible Institution. See Instruction 1 to the letter of transmittal. If a certificate is registered in the name of a person other than the signer of the letter of transmittal, or if payment is to be made, or a certificate not tendered or not accepted for payment is to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders appear on the certificate, with the signature or signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the letter of transmittal. See Instruction 5 to the letter of transmittal.

        Guaranteed Delivery.    If a stockholder desires to tender the Shares in the offer and the certificates are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary before the Expiration Date, the stockholder's tender may still be effected if all the following conditions are met:

  •
  the tender is made by or through an Eligible Institution;

  •
  a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by Purchaser, is received by the Depositary, as provided below, before the Expiration Date; and

  •
  the certificates (or a Book-Entry Confirmation), in proper form for transfer, together with a properly completed and duly executed letter of transmittal (or a manually signed facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of a letter of transmittal), and any other documents required by the letter of transmittal are received by the Depositary within three trading days after the date of execution of the notice of guaranteed delivery. A "trading day" is any day on which quotations are available for shares listed through Nasdaq.

        The notice of guaranteed delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail (or if sent by a Book-Entry Transfer Facility, a message transmitted through electronic means in accordance with the usual procedures of the Book-Entry Transfer Facility and the Depositary. However, if the notice is sent by a Book-Entry Transfer Facility through electronic means, it must state that the Book-Entry Transfer Facility has received an express acknowledgment from the participant on whose behalf the notice is given that the participant has received and agrees to become bound by the form of the notice) to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such notice of guaranteed delivery made available by Purchaser.

        Other Requirements.    Payment for the Shares accepted for payment in the offer will be made only after timely receipt by the Depositary of:

  •
  certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account or an affidavit of loss relating to such certificate);

  •
  properly completed and duly executed letter of transmittal (or a manually signed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of a letter of transmittal); and

  •
  any other documents required by the letter of transmittal.

        Accordingly, tendering stockholders may be paid at different times depending upon when certificates or Book-Entry Confirmations with respect to the Shares are actually received by the

Depositary. Under no circumstances will interest be paid on the Offer Price for the Shares, regardless of any extension of the offer or any delay in making payment.

        Tender Constitutes an Agreement.    The tender of the Shares pursuant to the procedures described above will constitute your acceptance of the offer, as well as your representation and warranty that you have the full power and authority to tender and assign the Shares tendered, as specified in the letter of transmittal. Our acceptance for payment of the Shares tendered pursuant to the offer will constitute a binding agreement between you and us upon the terms and subject to the conditions of the offer.

        Appointment as Proxy.    By executing a letter of transmittal as set forth above, you irrevocably appoint our designees as your proxies, each with full power of substitution, to the full extent of your rights with respect to the Shares tendered by you and accepted for payment by us and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this offer to purchase. These proxies will be considered coupled with an interest in the tendered Shares. This appointment is effective when, and only to the extent that, we deposit the payment for the Shares with the Depositary. Upon the effectiveness of this appointment, all prior powers of attorney, proxies and consents given by you will be revoked, and no subsequent powers of attorney, proxies and consents may be given by you (and, if given, will not be deemed effective). Our designees will, with respect to the Shares for which the appointment is effective, be empowered to exercise all of your voting and other rights as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the Company's stockholders. We reserve the right to require that, in order for the Shares to be deemed validly tendered, immediately upon our payment for such Shares, we must be able to exercise full voting rights with respect to such Shares.

        Options.    The offer is made only for the outstanding Shares and is not made for any options to acquire the Shares. See Section 11—"Purpose of the Offer and Plans for the Company; the Merger Agreement; Other Agreements—The Merger Agreement—Effects of the Merger on Capital Stock and Options" of this offer to purchase for a description of treatment of options in the merger.

        Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of the Shares will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of the Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Parent, Purchaser, the Depositary, Georgeson Inc., acting as the information agent (the "Information Agent"), Goldman, Sachs & Co., acting as the Dealer Manager (the "Dealer Manager") or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the offer will be final and binding.

        Backup Withholding.    To prevent federal income tax "backup withholding" with respect to payment of the Offer Price of the Shares purchased pursuant to the offer, each stockholder must provide the Depositary with its correct taxpayer identification number and certify that it is not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the letter of transmittal or by otherwise certifying such stockholder's exemption from backup withholding. See Instruction 8 set forth in the letter of transmittal and Section 5—"Material U.S. Federal Income Tax Consequences of the Offer and the Merger" of this offer to purchase for a more detailed discussion of backup withholding.

4.     Withdrawal Rights.

        Tenders of the Shares made pursuant to the offer are irrevocable, except that you may withdraw shares tendered pursuant to the offer at any time prior to the Expiration Date and, unless theretofore accepted for payment by us pursuant to the offer, you may also withdraw the tendered Shares at any time after January 29, 2008. Pursuant to Rule 14d-11 under the Exchange Act, no withdrawal rights will apply to the Shares tendered in a subsequent offering period and no withdrawal rights apply during the subsequent offering period with respect to the Shares tendered in the offer and accepted for payment.

        For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this offer to purchase. Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the names in which the certificate(s) evidencing such Shares to be withdrawn are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any eligible institution. If the Shares have been tendered pursuant to the procedures for book-entry tender as set forth in Section 3—"Procedure for Tendering the Shares" of this offer to purchase, any notice of withdrawal must specify the name and number of the account at the Depositary to be credited with the withdrawn Shares. If certificates for the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares to be withdrawn must also be furnished to the Depositary as aforesaid prior to the physical release of such certificates.

        If Purchaser extends the offer, is delayed in its acceptance for payment of the Shares or is unable to accept the Shares for payment pursuant to the offer for any reason, then, without prejudice to Purchaser's rights under the offer, the Depositary may, nevertheless, on behalf of Purchaser, retain the tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein.

        All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding. None of Parent, Purchaser, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tender for the Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the offer. Withdrawn Shares, however, may be retendered by following one of the procedures described in Section 3—"Procedure for Tendering the Shares" of this offer to purchase at any time prior to the Expiration Date.

5.     Material U.S. Federal Income Tax Consequences of the Offer and the Merger.

        The following is a summary of certain material U.S. federal income tax consequences of the offer and the merger to holders whose Shares are purchased pursuant to the offer or whose Shares are converted to cash in the merger (including pursuant to the exercise of appraisal rights). This summary is not a comprehensive description of all U.S. federal income tax considerations that may be relevant to the offer and the merger. The discussion applies only to holders that hold their Shares as capital assets, and may not apply to the Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to holders of the Shares who are in special tax situations (such as dealers in securities or currencies, traders in securities that elect to us a mark-to-market method of accounting for your securities holdings, banks, insurance companies, tax-exempt organizations or non-U.S. persons), or to persons holding the Shares as part of a "straddle," "hedge," "conversion transaction," constructive sale or other integrated transaction, or whose functional currency is not the

U.S. dollar. This discussion does not address any aspect of U.S. federal gift or estate tax, state, local or foreign taxation.

        THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW ARE BASED UPON CURRENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER OF SHARES SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH STOCKHOLDER AND THE PARTICULAR TAX EFFECTS OF THE OFFER AND THE MERGER TO SUCH STOCKHOLDER, INCLUDING THE APPLICATION AND EFFECT OF U.S. FEDERAL ESTATE AND GIFT, STATE, LOCAL AND OTHER TAX LAWS.

        The receipt of cash for the Shares pursuant to the offer or the merger (including pursuant to the exercise of appraisal rights) will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a holder of Shares will recognize gain or loss equal to the difference between the holder's adjusted federal income tax basis in the Shares sold pursuant to the offer or converted to cash in the merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of the Shares (i.e., the Shares acquired at the same cost in a single transaction) sold pursuant to the offer or converted to cash in the merger. Such gain or loss will be capital gain or loss (other than, with respect to the exercise of appraisal rights, amounts, if any, which are or are deemed to be interest for federal income tax purposes, which amounts will be taxed as ordinary income) and will be long-term gain or loss if, on the date of sale (or, if applicable, the date of the merger), the Shares were held for more than one year. Long-term capital gains recognized by an individual in the taxable years beginning before January 1, 2011 will generally be subject to a maximum U.S. federal income tax rate of 15%. Net capital losses may be subject to limits on deductibility.

        Payments in connection with the offer or the merger may be subject to "backup withholding" at a rate of 28%. See Section 3—"Procedure for Tendering the Shares" of this offer to purchase. Backup withholding generally applies if the stockholder (a) fails to furnish its social security number or other taxpayer identification number ("TIN"), (b) furnishes an incorrect TIN or (c) fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is its correct number and that the stockholder is not subject to backup withholding. Backup withholding is not an additional tax and may be refunded by the Internal Revenue Services to the extent it results in an overpayment of tax. Certain persons generally are entitled to exemption from backup withholding, including corporations. Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Each stockholder should consult with his or her own tax advisor as to his or her qualification for exemption from backup withholding and the procedure for obtaining such exemption. Tendering stockholders may be able to prevent backup withholding by completing the Substitute Form W-9 included in the letter of transmittal.

6.     Price Range of Shares; Dividends.

        The Shares trade through Nasdaq under the symbol "GLYT." The following table sets forth, for the calendar quarters indicated, the high and low sales prices for the Shares on Nasdaq based upon public sources:

	Company Sales Price
	High	Low
Calendar Year
2005:
First Quarter	$47.36	$39.10
Second Quarter	49.34	37.77
Third Quarter	53.27	43.75
Fourth Quarter	56.69	46.53
2006:
First Quarter	$68.68	$53.00
Second Quarter	76.29	62.20
Third Quarter	75.46	62.88
Fourth Quarter	87.36	69.65
2007:
First Quarter	$83.57	$66.50
Second Quarter	87.90	70.27
Third Quarter	86.49	63.35
Fourth Quarter (through November 29, 2007)	94.15	57.15

        The Company has advised Purchaser that, as of November 25, 2007, there were 27,560,087 Shares issued and outstanding (excluding 2,930,687 Shares held by the Company in treasury) and there were outstanding options granted by the Company that were exercisable for 1,608,408 Shares in the aggregate. On November 23, 2007, the last full trading day before public announcement of the merger agreement, the last reported sales price of the Shares reported on the Nasdaq was $62.67 per Share. On November 29, 2007, the last full trading day before commencement of the offer, the last reported sales price of the Shares reported through Nasdaq was $94.15 per Share.

        We urge you to obtain a current market quotation for the Shares.

        The Company has advised Purchaser that it has never declared or paid a cash dividend with respect to the Shares. See Section 11—"Purpose of the Offer and Plans for the Company; the Merger Agreement; Other Agreements—The Merger Agreement—Covenants and Agreements" of this offer to purchase with respect to the Company's ability to declare or issue dividends at this time.

7.     Effect of the Offer on the Market for the Shares; Margin Regulation; Exchange Act Registration.

        Reduced Liquidity; Possible Delisting.    The acquisition of the Shares pursuant to the offer will reduce the number of holders of the Shares and the number of Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

        The Shares are quoted on Nasdaq.    Depending on the number of Shares acquired pursuant to the offer, following the completion of the offer, the Shares may no longer be eligible for quotation on

Nasdaq. According to the published guidelines of the National Association of Securities Dealers, the Shares might no longer be eligible for quotation on Nasdaq if, among other things:

  •
  the number of Shares publicly held was less than 750,000, the aggregate market value of the publicly held Shares was less than $5 million, stockholders' equity was less than $10 million, there were fewer than 400 holders of round lots, the minimum bid price per Share was less than $1 and there were fewer than two registered and active market makers for the Shares, or

  •
  the number of Shares publicly held was less than 1,100,000, the aggregate market value of the publicly held Shares was less than $15 million, the minimum bid price per Share was less than $1, there were fewer than 400 holders of round lots, there were fewer than four registered and active market makers, and either (x) the Company market value of listed securities was less than $50 million or (y) either total assets or total revenue of the Company for the most recently completed fiscal year or two of the last three most recently completed fiscal years, was less than $50 million.

The Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares are not considered as being publicly held for this purpose.

        If the Shares were to cease to be quoted on Nasdaq, the market for the Shares could be adversely affected. It is possible that the Shares would be traded or quoted on other securities exchanges or in the over-the-counter market and that price quotations would be reported by such exchanges. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders and/or the aggregate market value of the Shares remaining at that time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

        After completion of the offer, the Company will be eligible to elect "controlled company" status pursuant to Rule 4350 of Nasdaq, which means that the Company would be exempt from the requirement that the Company Board be comprised of a majority of "independent directors" and the related rules covering the independence of directors serving on the Compensation Committee of the Company Board. The controlled company exemption does not modify the independence requirements for the Company's Audit Committee. We expect the Company to elect "controlled company" status following completion of the offer.

        Registration Under the Exchange Act.    The Shares are currently registered under the Exchange Act. The Company can terminate that registration upon application to the SEC if the outstanding Shares are not listed on a national securities exchange and if there are fewer than 300 holders of record of the Shares. Termination of registration of the Shares under the Exchange Act would reduce the information that the Company must furnish to its stockholders and to the SEC and would make some provisions of the Exchange Act, including the short swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) or 14(c) in connection with stockholders' meetings and the related requirement to furnish an annual report to stockholders, no longer applicable to the Shares. Furthermore, the ability of Company affiliates and persons holding restricted shares of the Company to dispose of such securities pursuant to Rule 144 or Rule 144A under the Securities Act of 1933, as amended, could be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for Nasdaq reporting or for continued inclusion on the Federal Reserve Board list of margin securities. We intend to seek to cause the Company to apply for termination of registration of the Shares as soon as possible after consummation of the offer.

        Status as Margin Securities.    The Shares are presently "margin securities" under the regulations of the Board of Governors of the Federal Reserve Board (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares.

Depending on factors similar to those described above with respect to listing and market quotations, following completion of the offer, the Shares may no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations, in which event the Shares would be ineligible as collateral for margin loans made by brokers.

8.     Certain Information Concerning the Company.

        General.    The Company was incorporated in the State of Delaware in 1985 as a wholly owned subsidiary of Bairnco Corporation. In 1988, the Company was spun off from Bairnco Corporation and became an independent public company. The principal executive offices of the Company are located at 10350 Ormsby Park Place, Suite 601, Louisville, Kentucky 40223 and the telephone number is (502) 420-9500. The Company designs, manufactures, markets, and sells lighting fixtures, controls, and related products for a wide variety of applications in the commercial, residential, and industrial markets primarily in North America. The Company's products primarily utilize incandescent, fluorescent, light emitting diodes (LED), and high-intensity discharge (HID) light sources and are marketed primarily to distributors who resell the products for use in new commercial, residential, and industrial construction as well as in remodeling existing structures.

        Available Information.    Except as otherwise set forth herein, the information concerning the Company contained in this offer to purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. Although Parent, Purchaser, the Information Agent or the Dealer Manager have no knowledge that would indicate that any statements contained herein based on such documents and records are untrue, none of Parent, Purchaser, the Information Agent or the Dealer Manager can take responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent, Purchaser, the Information Agent or the Dealer Manager.

        The Company is subject to the information and reporting requirements of the Exchange Act and is therefore obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the SEC. Such reports, proxy statements and other information are available for inspection at the public reference room at the SEC's offices at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Information regarding the public reference room may be obtained from the SEC by telephoning 1-800-SEC-0330. Copies may be obtained, by mail, upon payment of the SEC's customary charges, by writing to its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549 and can be obtained electronically on the SEC's web site at http://www.sec.gov.

        Certain Financial Information and Projections.    During the course of the discussions between Philips and the Company that led to the execution of the merger agreement, the Company's management provided certain financial projections regarding the Company's future performance, which were not publicly available, to Philips and its financial advisor. The information provided included the Company management's projections of financial performance for the Company for the remaining portion of fiscal year ending December 31, 2007, as well as fiscal year ending December 31, 2008 (without regard to the impact on the Company of a transaction with Parent and Purchaser).

        The projections provided by the Company's management to Philips consisted of forecasts of the Company's net sales, earnings before interest ("EBIT") and earnings per share ("EPS"). These projections were as follows:

	FY 07 PROJECTIONS	FY 08 PROJECTIONS(2)
	(Amounts in millions, except earnings per share data.)
Net sales	$1,625.6	$1,809.2
EBIT	242.8	268.8
EPS(1)	5.15	5.71

(1)
Does not take into account Shares repurchased since October 1, 2007.

(2)
These projections assume both organic growth and growth through acquisitions consistent with the Company's historical budgeting and forecasting process.

        The Company has advised Philips that it does not as a matter of course make public any projections as to future performance or financial position, and the aforementioned projections are included in this offer to purchase solely because such information was provided to Philips and its financial advisor. These projections were not prepared (1) with a view toward public disclosure, (2) in compliance with any regulations or guidelines promulgated by the SEC or the American Institute of Certified Public Accountants relating to the presentation of prospective financial information or (3) in accordance with U.S. generally accepted accounting principles. The Company's independent registered public accounting firm has not examined or compiled any of the financial projections and has not expressed any conclusion or provided any form of assurance with respect to the projections. The Company has advised Philips that (i) its internal financial projections are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to various interpretations and periodic revision based on actual experience and business developments and (ii) the projections were based on a number of internal assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters that are inherently subject to significant business, economic, competitive and regulatory uncertainties, all of which are difficult to predict and some of which are beyond the control of the Company. Accordingly, there can be no assurance, and no representation or warranty is or has been made by any of the Company, Philips or any of their representatives, that the projected results will be realized or that actual results will not vary materially from those described above. The foregoing information is forward-looking in nature and inherently subject to significant uncertainties and contingencies, including industry performance, general business and economic conditions, currency exchange rates, customer requirements, competition, adverse changes in applicable laws, regulations or rules governing environmental, tax and accounting matters, and other risks described in the Company's annual report on Form 10-K filed with the SEC for the fiscal year December 31, 2006, its reports on Form 10-Q for the first, second and third quarter of 2007 and other documents filed with the SEC. In addition, the projections may be affected by the Company's ability to achieve strategic goals, objectives and targets over the applicable period. The assumptions upon which the projections were based necessarily involve judgments with respect to, among other things, future economic, competitive and regulatory conditions and financial market conditions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company's control. The projections also reflect assumptions as to certain business decisions that are subject to change. Such projections cannot, therefore, be considered a guaranty of future operating results, and this information should not be relied on as such. The inclusion of this information should not be regarded as an indication that the Company, Philips or anyone who received this information then considered, or now considers, it a reliable prediction of future events, and this information should not be relied on as such. None of the Company, Philips or any of their respective financial advisors or the Dealer Manager assumes any responsibility for the validity, reasonableness, accuracy or completeness of the projections described above. None of the Company, Philips or any of their respective financial advisors or the Dealer Manager intends to, and each of them disclaims any obligation to, update, revise or correct such projections if they are or become inaccurate (even in the short term). The projections do not take into account any circumstances or events occurring after the date they were prepared, including the announcement of the offer and the merger. There can be no assurance that the announcement of the offer and the merger will not cause customers of the Company to delay or cancel purchases of the Company's products and services pending the consummation of the offer and the merger or the clarification of our intentions with respect to the conduct of the Company's business thereafter. Any such delay or cancellation of customer sales is likely to adversely affect the ability of the Company to achieve the results reflected in such financial projections. Further, the financial projections do not take into account the effect of any failure to occur of the offer or the merger and should not be viewed as accurate or continuing in that context.

        Holders of Shares are cautioned not to place undue reliance on the projections included in this offer to purchase.

9.     Certain Information Concerning Parent and Purchaser.

        Purchaser is a Delaware corporation and to date has engaged in no activities other than those incident to its formation and the commencement of the offer. Purchaser is a wholly owned subsidiary of Parent. The principal executive offices of Purchaser are located at 1251 Avenue of the Americas, New York, New York 10020-1104. The telephone number at such office is (212) 536-0641.

        Parent is a Delaware corporation, with primary activities that relate to integrated manufacturing and marketing of products imported from Royal Philips and its affiliates to third parties. The principal executive offices of Parent are located at 1251 Avenue of the Americas, New York, New York 10020-1104. The telephone number at such office is (212) 536-0641.

        Parent is a wholly owned subsidiary of Royal Philips, a corporation organized under the laws of the Netherlands with its principal executive offices at Rembrandt Tower, Amstelplein 1, 1096 HA Amsterdam, the Netherlands.

        We refer to Purchaser, Parent, Royal Philips and their respective subsidiaries and affiliates, collectively, as "Philips."

        The name, citizenship, business address, business telephone number, current principal occupation (including the name, principal business and address of the organization in which such occupation is conducted), and material positions held during the past five years (including the name, principal business and address of the organization in which such occupation was conducted), of each of the directors and executive officers of Purchaser, Parent and Royal Philips are set forth in Schedule A of this offer to purchase.

        As of November 29, 2007, Philips beneficially owned 331,627 Shares, all of which were acquired in ordinary brokerage transactions by Philips from August 13, 2007 to August 23, 2007, at prices ranging from $65.98 to $74.60. Philips has not purchased any Shares since August 23, 2007. Except as described in the preceding sentence, in this offer to purchase and in Schedule A hereto, (i) none of Philips or, to the best knowledge of Purchaser, any of the persons listed in Schedule A of this offer to purchase or any associate of any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any of the Shares and (ii) none of Philips or, to the best knowledge of Purchaser, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

        Except as provided in the merger agreement or as otherwise described in this offer to purchase, none of Philips or, to the best knowledge of Purchaser, any of the persons listed in Schedule A of this offer to purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any of the Shares of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such Shares, finders' fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies.

        Except as set forth in this offer to purchase, none of Philips or, to the best knowledge of Purchaser, any of the persons listed on Schedule A hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the offer.

        Except as set forth in this offer to purchase, there have been no contacts, negotiations or transactions between Philips or, to the best knowledge of Purchaser, any of the persons listed in Schedule A of this offer to purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of any of the Shares, an election of directors or a sale or other transfer of a material amount of assets.

        None of the persons listed in Schedule A has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the persons listed in Schedule A has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

        Available Information.    Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO (the "Schedule TO"), of which this offer to purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto, as well as other information filed by Purchaser with the SEC, may be inspected at the SEC's public reference library at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of such information should be obtainable by mail, upon payment of the SEC's customary charges, by writing to the SEC's principal office at 100 F Street, N.E., Washington D.C. 20549. The SEC also maintains a web site at www.sec.gov that contains the Schedule TO and the exhibits thereto and other information that Purchaser has filed with the SEC via the EDGAR system.

10.   Background of the Offer; Past Contacts, Negotiations and Transactions.

        As part of the continuous evaluation of its businesses and plans, Philips regularly considers a variety of transactions to enhance its business. In recent years, as part of this process, Philips has evaluated various alternatives for expanding its business, including acquisitions of companies, assets and businesses, and formations of joint ventures and strategic collaborations in order to expand its business. As part of this effort, beginning in March of 2007, Philips began investigating particular opportunities for an acquisition of or investment in the luminaires industry.

        In July of 2007, Goldman, Sachs & Co. ("Goldman Sachs") began assisting Philips in identifying appropriate candidates for such an acquisition or investment. During the course of this investigation, Philips and Goldman Sachs determined that the Company's business could complement Philips' luminaires business and further broaden its offerings.

        On July 16, 2007, Mr. Kaj den Daas, Chairman of Philips Lighting North America, contacted Mr. Larry K. Powers, Chairman and Chief Executive Officer of the Company, to set up a meeting on August 24, 2007.

        During the period from August 13, 2007 to August 23, 2007, Philips acquired 331,627 Shares, all of which were acquired in ordinary brokerage transactions, at prices ranging from $65.98 to $74.60.

        On August 24, 2007, Messrs. den Daas, Rene van Schooten, Chief Executive Officer of BG Luminaires, and James Nolan, head of M&A for Royal Philips, visited Mr. Powers and delivered a non-binding proposal on behalf of Philips to acquire the Company for $89.00 per Share in cash. Upon receipt of the proposal from Philips, Mr. Powers indicated that he believed that the proposed price was not adequate but that he would take the proposal to the Company Board.

        On August 27, 2007, Sagent contacted Goldman Sachs and indicated that the Company would only be interested in pursuing a transaction with Philips if the purchase price per Share was at least $100. Goldman agreed to convey this message to Philips and said that Philips was prepared to review any materials which provided support for a higher valuation, and they conveyed this message to Philips on that same day.

        On August 31, 2007, the Supervisory Board of Royal Philips (the "Supervisory Board") discussed the potential acquisition of the Company and approved the continued negotiations with the Company.

        On August 29, 2007, McDermott Will & Emery LLP ("McDermott"), counsel to the Company, delivered a draft of the confidentiality agreement to Sullivan & Cromwell LLP ("S&C"), counsel to Philips, which contained certain customary restrictions on the ability of Philips to take certain actions with respect to the Company. From August 29, 2007 to September 7, 2007, McDermott and S&C negotiated the terms of the confidentiality agreement, including the length of the standstill contained in the confidentiality agreement. On September 7, 2007, Mr. Powers and Mr. van Schooten had a discussion on the duration of the standstill in the confidentiality agreement and reached an agreement that the standstill would have a term of one year. During that same conversation Mr. Powers and Mr. van Schooten discussed site visits that Philips would make to certain facilities of the Company. On September 7, 2007, Royal Philips and the Company executed the confidentiality agreement.

        On September 12, 2007, representatives of Philips, Goldman Sachs, Sagent and J.P. Morgan visited the Company's Fall River, Massachusetts facility and discussed the Company's strategic plan. On September 13, 2007, representatives of Philips toured two additional facilities of the Company in Tupelo, Mississippi and San Marcos, Texas.

        On September 19, 2007, representatives of Goldman Sachs and Sagent engaged in discussions regarding a potential valuation of the Company, during the course of which Sagent delivered certain financial information about the Company to Goldman Sachs.

        On September 20, 2007, Philips delivered to the Company another letter which outlined the basis for Philips' acquisition of the Company at a price of $92.50 per Share. On the same day, S&C delivered the first draft of the merger agreement to the Company. On September 21, 2007, the Company sent Philips a letter rejecting Philips' proposal and requesting the destruction of evaluation materials provided to Philips by the Company in accordance with the terms of the Confidentiality Agreement.

        Following the Company's letter terminating discussions, representatives of Goldman Sachs and Sagent, on behalf of their respective clients, had several conversations from September 21, 2007 to September 25, 2007 to discuss the rationale for the Company's termination of discussions with Philips. On September 23, 2007, Mr. Nolan sent an electronic message to Mr. Powers indicating his disappointment with the Company's response to Philips' proposal of $92.50 per Share. Over the course of September 27, 2007 and September 28, 2007, Mr. Powers and Mr. Theo van Deursen, Chief Executive Officer of Philips Lighting, spoke about the valuation issues that the Company had with respect to Philips' proposal of $92.50 per Share. On September 28, 2007, Mr. van Deursen called Mr. Powers to inform him that Philips was revising its proposal to $95.00 per Share.

        On October 3, 2007, Mr. Powers and Mr. van Deursen discussed several matters with respect to Philips' proposal of $95.00 per Share. On October 4, 2007, Philips submitted a revised proposal of $95.50 per Share, which included certain revisions to the terms of the proposal and was subject to confirmatory due diligence and certain other customary conditions. The Company consequently withdrew its initial termination letter.

        On October 9, 2007, McDermott sent S&C a revised draft of the merger agreement. On October 10, 2007, Philips and its advisors were granted access to a virtual data room established by the Company for the purpose of making available certain confidential documents relating to the Company.

        On October 12, 2007, the Supervisory Board provided the initial approval for Philips' proposal to acquire the Company at $95.50 per Share.

        On October 22, 2007, Philips informed the Company that it was withdrawing its proposal to acquire the Company, and on October 22, 2007, the Company sent Philips a letter requesting the destruction of evaluation materials in accordance with the terms of the confidentiality agreement.

        On November 14, 2007, Mr. van Deursen contacted Mr. Powers to discuss Philips' interest in continuing the previously terminated discussions, which was confirmed by a letter from Philips to the Company. On that same day, the Company and Philips recommenced negotiations and Philips was again granted access to the virtual data room. From November 19, 2007 to November 21, 2007, Philips conducted on-site due diligence meetings at the Company's headquarters in Louisville, Kentucky.

        During the period of November 19, 2007 through November 25, 2007, Philips, the Company and their advisors negotiated the terms of the merger agreement, exchanging several drafts and rounds of comments on the agreement. Also during this period, Philips and certain executives of the Company negotiated the terms of their employment agreements with Philips and S&C.

        On November 20, 2007, the Supervisory Board confirmed its prior approval of Philips, proposal to acquire the Company at $95.50 per Share.

        On November 23, 2007, Mr. Pierre-Jean Sivignon, Executive Vice President and Chief Financial Officer of Royal Philips, authorized the finalization of the guarantee and merger agreement.

        On November 25, 2007, the Company informed Philips that the Company Board had unanimously adopted resolutions (i) approving, adopting and declaring advisable the merger agreement and the Transactions, in accordance with the DGCL, and determining that the terms of the Transactions, were fair to, and in the best interests of, the holders of the Shares and (ii) recommending that the holders of the Shares accept the offer, tender their Shares to Philips pursuant to the offer and adopt the merger agreement, if required. Later that day, the merger agreement was executed and delivered on behalf of each of the Company, Parent, Purchaser, and Royal Philips executed and delivered its guarantee.

        On November 26, 2007, prior to the opening of trading on the Nasdaq, Philips and the Company each issued a press release announcing the execution of merger agreement, and on November 30, 2007, Purchaser commenced the offer described in this offer to purchase.

        The Company's description of the review process is contained in the Schedule 14D-9.

11.   Purpose of the Offer and Plans for the Company; the Merger Agreement; Other Agreements.

PURPOSE OF THE OFFER AND PLANS FOR THE COMPANY

        Purpose of the Offer.    The purpose of the offer is to enable Parent and, indirectly, Royal Philips to acquire control of, and the entire equity interest in, the Company. The offer is being made in accordance with the merger agreement and is intended to increase the likelihood that the merger will be effected and reduce the time required for stockholders to receive the transaction consideration and to complete the acquisition of the Company. The purpose of the merger is to acquire all of the issued and outstanding Shares not purchased in the offer. The transaction structure includes the merger to ensure the acquisition of all of the issued and outstanding Shares.

        Company stockholders who sell their Shares in the offer will cease to have any equity interest in the Company and to participate in any future growth in the Company. If the merger is completed, the current stockholders of the Company will no longer have an equity interest in the Company and instead will have only the right to receive cash consideration according to the merger agreement or, to the extent stockholders are entitled to and properly exercise appraisal rights under Delaware law, the amounts to which such stockholders are entitled under Delaware law.

        After completion of the offer and the merger, the Company will be a direct, wholly owned subsidiary of Parent and an indirect subsidiary of Royal Philips.

        Plans for the Company.    Except as otherwise disclosed in this offer to purchase, we do not have any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, or sale or transfer of a material amount of assets, involving the Company or any of its subsidiaries, any material changes in the Company's present dividend policy, indebtedness, capitalization, corporate structure, business, or any material change to the composition of the Company's management or board of directors. We will continue to evaluate and review the Company and its business, assets, corporate structure, capitalization, operations, properties, policies, management and personnel with a view towards determining how to optimally realize any potential benefits which arise from the relationship of the operations of the Company with those of other business units of Philips. Such evaluation and review is ongoing and is not expected to be completed until after the consummation of the offer and the merger. If, as, and to the extent that, Philips acquires control of the Company, Philips will complete such evaluation and review of the Company and will determine what, if any, changes would be desirable in light of the circumstances. Such changes could include, among other things, restructuring the Company through changes in the Company's business, corporate structure, articles of incorporation, bylaws, capitalization or management or could involve consolidating and streamlining certain operations and reorganizing other businesses and operations. We intend to work with the Company's management as part of a comprehensive review of the Company's business, operations, capitalization and management with a view to optimizing development of the company's potential.

        In connection with the merger agreement, the management team of the Company entered into employment agreements with Parent, which will cause the management team of the Company immediately prior to the effective time of the merger to become the officers of the surviving corporation upon the effective time of the merger. For further details regarding the employment agreements, see Section 11—"Purpose of the Offer and Plans for the Company; the Merger Agreement; Other Agreements—Other Agreements" of this offer to purchase.

        In addition, subject to applicable laws, promptly after the Purchase Date, Purchaser has the right, as permitted by and in accordance with the merger agreement, and currently intends, to elect or designate to the Company Board such number of directors, rounded up to the next whole number, as is equal to the product of the total number of directors on the Company Board (giving effect to the directors elected or designated by Purchaser) multiplied by the percentage that the outstanding Shares that are then beneficially owned by Purchaser and its affiliates, including all of the Shares purchased in the offer (but excluding the Shares held by the Company or any of its Subsidiaries), bears to the number of the Shares outstanding (determined on a fully diluted basis) on the Purchase Date. The directors so designated by Parent will be chosen from a list of seven persons, previously provided to the Company, as disclosed in the Information Statement which accompanies and is incorporated by reference into the Schedule 14D-9.

        Further, in accordance with the merger agreement, after the effective time of the merger, the board of directors of Purchaser at the effective time of the merger will, from and after such time, be the directors of the surviving corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal. See Section 11—"Purpose of the Offer and Plans for the Company; the Merger Agreement; Other Agreements—The Merger Agreement—Board of Directors and Actions by Directors" of this offer to purchase.

THE MERGER AGREEMENT

        The following summary of certain provisions of the merger agreement is qualified in its entirety by reference to the merger agreement itself, which is incorporated herein by reference. We have filed a copy of the merger agreement as an exhibit to the Schedule TO. The merger agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 9—"Certain Information Concerning Parent and Purchaser" of this offer to purchase. Stockholders and other interested parties should read the merger agreement in its entirety for a more complete description of the provisions summarized below.

The Offer

        The merger agreement provides that the offer will be conducted on the terms and subject to the conditions described in Section 1—"Terms of the Offer" and Section 13—"Certain Conditions of the Offer" of this offer to purchase.

Board of Directors and Actions by Directors

        Subject to applicable laws, promptly after the Purchase Date, Purchaser has the right, as permitted by and in accordance with the merger agreement, and currently intends, to elect or designate to the Company Board such number of directors, rounded up to the next whole number, as is equal to the product of the total number of directors on the Company Board (giving effect to the directors elected or designated by Purchaser) multiplied by the percentage that the outstanding Shares that are then beneficially owned by Purchaser and its affiliates, including all of the Shares purchased in the offer (but excluding the Shares held by the Company or any of its subsidiaries), bears to the number of the Shares outstanding (determined on a fully diluted basis) on the Purchase Date. The directors so designated by Parent will be chosen from a list of seven persons, previously provided to the Company, as disclosed in the Information Statement which accompanies and is incorporated by reference into the Schedule 14D-9. Upon any exercise of such right by Purchaser, the Company will use its best efforts to take all such actions as are necessary to (i) elect or designate to the Company Board the individuals properly designated by Purchaser, including but not limited to promptly filling vacancies or newly created directorships on the Company Board, increasing the size of the Company Board and/or securing the resignations of such number of its incumbent directors and (ii) cause the directors so elected or designated to constitute the same percentage (rounded up to the next whole number) of the members of each committee of the Company Board as such directors represent of the Company Board, in each case to the fullest extent permitted by applicable law and the rules of Nasdaq.

        In the event that Purchaser's designees are elected or designated to the Company Board, then, until the effective time of the merger, the Company and Parent will use reasonable best efforts to cause (i) the members of the Company Board on the date of the merger agreement to remain as directors on the Company Board, (ii) such directors to remain as members of the audit committee of the Company Board and (iii) such audit committee to comply with all applicable requirements of the federal securities laws and the rules and regulations of the SEC and of Nasdaq.

        At any time prior to the effective time of the merger when Purchaser's designees constitute a majority of the Company Board, Purchaser will cause such designees not to (i) approve any amendment or termination by the Company of, or any exercise, waiver or rescission by the Company of, any of its rights under the merger agreement or extend the time for performance of Parent's or Purchaser's obligations under the merger agreement, (ii) authorize any amendments to the certificate of incorporation or bylaws of the Company, (iii) authorize any agreement between the Company or any of its subsidiaries, on the one hand, and Parent, Purchaser or any of their affiliates (other than the Company or any of its subsidiaries), on the other hand, that is not the result of an arm's-length negotiation between the respective parties or (iv) cease the Company's compliance with the continued listing requirements of Nasdaq, in each case, unless such action is approved by a majority of the directors that were members of the Company Board on the date of the merger agreement.

        After the effective time of the merger, the board of directors of Purchaser at such time will, from and after such time, be the directors of the surviving corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal.

Top-Up Option

        The Company granted to Purchaser an irrevocable option (the "Top-Up Option") to purchase up to a number of newly issued Shares (the "Top-Up Option Shares") that, when added to the number of Shares owned by Parent, Purchaser and their respective affiliates at the time of such exercise, at which time Parent, Purchaser and their respective affiliates must already own more than 50% of the Shares outstanding (determined on a fully diluted basis), would result in Parent, Purchaser and their respective affiliates owning one Share more than the number of Shares necessary for Purchaser to be merged into the Company pursuant to Section 253 of the DGCL, at a price per Share equal to the Offer Price (a "Short Form Merger").

        The Top-Up Option is only exercisable once in whole and not in part within ten business days after the Purchase Date. Notwithstanding the foregoing, the Top-Up Option is not exercisable, and terminates on the Purchase Date, if (i) the issuance of the Top-Up Option Shares would require stockholder approval under the rules of Nasdaq, (ii) the number of Top-Up Option Shares would exceed the number of authorized but unissued Shares or (iii) after issuance of Shares pursuant to the Top-Up Option, it will be insufficient to allow Purchaser to effect a Short Form Merger. In addition, the Top-Up Option terminates concurrently with the termination of the merger agreement.

        In the event that Purchaser wishes to exercise the Top-Up Option, Purchaser will pay the Company the aggregate price required to be paid for the Top-Up Option Shares and the Company will cause to be issued to Purchaser a certificate representing the Top-Up Option Shares.

Structure of the Merger

        Following completion of the offer, Purchaser will be merged with and into the Company. The Company will be the surviving corporation and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, will continue unaffected by the merger. References to "surviving corporation" in this offer to purchase mean the surviving corporation of the merger.

Surviving Corporation Governing Documents

        The certificate of incorporation of the Company as in effect immediately prior to the effective time of the merger will be the certificate of incorporation of the surviving corporation, except that such certificate will be amended to provide that the Company's total authorized stock is 1,000 shares of common stock, par value $0.01 per share. The bylaws of Purchaser in effect immediately prior to the effective time of the merger will be the bylaws of the surviving corporation.

Effective Time of the Merger and Closing Date

        The merger will become effective when the certificate of merger is duly filed with the Secretary of State of the State of Delaware, or at a later time as the Company and Parent may agree and as set forth in the certificate of merger.

Effects of the Merger on Capital Stock and Options

        Shares.    Each Share issued and outstanding immediately prior to the effective time of the merger other than (i) the Shares owned by Parent, Purchaser, any other direct or indirect wholly owned subsidiary of Parent or any affiliate of Parent or Purchaser and the Shares owned by the Company or any direct or indirect wholly owned subsidiary of the Company, and in each case not held on behalf of third parties and (ii) the Shares that are owned by stockholders who have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL (the "Excluded Shares") will be converted into the right to receive an amount in cash equal to the Offer Price (the "Per Share Merger Consideration"). At the effective time of the merger, all of the Shares will cease to be outstanding, will be cancelled and will cease to exist, and each certificate formerly representing any of the Shares (other than the Excluded Shares) will thereafter represent only the right to receive the Per Share Merger Consideration, without interest.

        Cancellation of Excluded Shares.    Each Excluded Share will, by virtue of the merger and without any action on the part of the holder thereof, cease to be outstanding, will be cancelled without payment of any consideration therefor and will cease to exist, subject to any rights that stockholders who have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL may have.

        Options.    At the effective time of the merger, each outstanding option to purchase any Shares under the Company's stock plans, vested or unvested, will be cancelled and will only entitle the holder of such option to receive, as soon as reasonably practicable after the effective time of the merger, an amount in cash equal to the product of (x) the total number of the Shares subject to the option times (y) the excess, if any, of the Offer Price over the exercise price per Share under such option, less any applicable withholding of taxes.

        Purchaser Securities.    At the effective time of the merger, each share of common stock, par value $0.01 per share, of Purchaser issued and outstanding immediately prior to the effective time of the merger will be converted into one share of common stock, par value $0.01 per share, of the surviving corporation.

Representations and Warranties

        The merger agreement contains representations and warranties made by the Company to Parent and Purchaser and representations and warranties made by Parent and Purchaser to the Company. The assertions embodied in those representations and warranties were made solely for purposes of the merger agreement and solely for the benefit of the other parties to the merger agreement, which merger agreement is not intended to, and does not, confer upon any other person the right to rely upon such representations and warranties. Moreover, those representations and warranties are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms of the merger agreement. In addition, some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to stockholders or used for the purpose of allocating risk between the parties to the merger agreement rather than establishing matters of fact. For the foregoing reasons, you should not rely on the representations and warranties contained in the merger agreement as statements of factual information.

        The merger agreement contains representations and warranties made by the Company to Parent and Purchaser relating to a number of matters, including the following:

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  the Company Recommendation;

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  the organization, valid existence, good standing and qualification to do business of the Company and its subsidiaries;

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  the Company's capitalization;

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  the Company's interests in its subsidiaries and other entities;

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  corporate authorization and validity of the merger agreement;

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  the receipt of opinions of the Company's financial advisors, as to the fairness to the holders of the Shares (other than the Excluded Shares), from a financial point of view, of the Offer Price and the Per Share Merger Consideration;

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  the absence of any governmental filings, approvals and/or notices necessary to complete the offer or the merger and the absence of any conflict of the consummation of the offer and the merger agreement with the Company's certificate of incorporation or bylaws, with applicable laws or with any agreement to which the Company or any of its subsidiaries is a party;

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  proper filing of documents with the SEC;

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  the Company's compliance with various corporate governance rules and laws;

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  the Company's consolidated financial statements as fair presentations of the financial position of the Company;

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  the accuracy of the information supplied by the Company for inclusion in this offer to purchase, the Schedule 14D-9 and any proxy statement relating to the merger;

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  absence of certain material adverse changes;

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  absence of material litigation and liabilities;

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  employee benefits matters concerning the Company;

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  the Company's compliance with various laws, the absence of governmental investigations and the compliance with all governmental licenses necessary to conduct business as presently conducted;

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  the existence of certain material and government contracts involving the Company, their validity and the absence of any breach with respect to such arrangements;

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  the Company's owned and leased real property;

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  the inapplicability of anti-takeover statutes to the offer and merger;

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  various environmental matters, including compliance with environmental laws;

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  various tax matters;

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  various labor matters;

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  ownership, validity and the absence of infringement of intellectual property rights;

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  the Company's insurance policies;

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  the inapplicability of the Rights Agreement to the offer and merger; and

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  the Company's obligations for brokers' or finders' fees in connection with the offer and the merger.

The merger agreement also contains representations and warranties by Purchaser and Parent to the Company relating to a number of matters, including the following:

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  organization, valid existence, good standing and qualification to do business of Parent and Purchaser;

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  corporate authorization and validity of the merger agreement and the offer;

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  the absence of any governmental filings, approvals and/or notices necessary to complete the offer or the merger and the absence of any conflict of the consummation of the offer and the merger agreement with Parent or Purchaser's certificate of incorporation or bylaws, with applicable laws or with any agreement to which Parent or Purchaser is a party;

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  the accuracy of the information supplied by Parent and Purchaser for inclusion in this offer to purchase, the Schedule 14D-9 and any proxy statement relating to the merger;

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  availability of funds necessary to complete the offer and the merger; and

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  Purchaser's capitalization and operations.

        Certain of the Company's representations and warranties, covenants and agreements are qualified as to materiality or "material adverse effect." "Material adverse effect" means a material adverse effect on the financial condition, assets, business or results of operations of the Company and its subsidiaries taken as a whole, other than:

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  changes in the U.S. or global economy or financial or capital markets generally, including changes in interest rates and currency rates (except to the extent that such change, event, circumstance or development disproportionately adversely affects the Company and its subsidiaries, taken as a whole, compared to other companies of similar size operating in the same industry in which the Company and its subsidiaries operate);

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  changes that are the result of factors or conditions generally affecting the industry in which the Company and its Subsidiaries operate (except to the extent that such change, event, circumstance or development disproportionately adversely affects the Company and its subsidiaries, taken as a whole, compared to other companies of similar size operating in the same industry in which the Company and its subsidiaries operate);

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  changes in United States generally accepted accounting principles or other accounting standards or changes in any laws or interpretations thereof, in each case, applicable to the Company and its subsidiaries after the date of the merger agreement;

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  a decline in the price of the Shares on Nasdaq; provided that the exception in this bullet point will not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such decline has resulted in, or contributed to, a material adverse effect;

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  changes that are the result of acts of war, material armed hostilities or acts of terrorism or natural disasters (except to the extent that such change, event, circumstance or development disproportionately adversely affects the Company and its subsidiaries, taken as a whole, compared to other companies of similar size operating in the same industry in which the Company and its subsidiaries operate);

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  any failure of the Company to meet any estimates, expectations or projections, including revenues, earnings or other measures of financial performance, for any period; provided, that the exception in this bullet point will not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure has resulted in, or contributed to, a material adverse effect;

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  the execution, announcement or pendency of the merger agreement and the Transactions, including any loss of, or adverse change in, the relationship of the Company or any of its significant subsidiaries with any of their respective customers, employees, suppliers, venders or other persons with business relations with the Company that the Company or its significant subsidiaries establishes is the sole result of, and directly caused by, the execution, announcement or pendency of the merger agreement or the Transactions;

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  any loss of or adverse change in the business relationship between the Company or any of its subsidiaries, on the one hand, and Parent or any of its affiliates, on the other hand;

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  any change of control payments or reasonable fees or expenses incurred in connection with the merger agreement and the Transactions; or

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  any action expressly required by the merger agreement, including actions required to be taken by the merger agreement upon the specific request of Parent or Purchaser, or the failure to take any actions due to the restrictions set forth in the merger agreement.

Covenants and Agreements

        Conduct of Business by the Company Pending the Merger.    The Company has agreed as to itself and its subsidiaries that, until the earlier of the termination of the merger agreement or the effective time of the merger, except as expressly contemplated by the merger agreement or the Transactions, as required by applicable law or with the approval of Parent, it and its subsidiaries will use their respective commercially reasonable efforts to preserve their business organizations intact, maintain in all material respects their respective existing relations with customers, suppliers, distributors, creditors, lessors, and others having material business dealings with the Company and its subsidiaries and keep available the services of its and its subsidiaries' present executive officers and key employees.

        Additionally, subject to certain exceptions, the merger agreement expressly restricts the ability of the Company or its subsidiaries, without Parent's written approval, which approval will not be unreasonably withheld, to:

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  adopt or propose any change in its certificate of incorporation or bylaws or other applicable governing instruments;

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  merge, consolidate, restructure, reorganize or completely or partially liquidate the Company or any of its subsidiaries with any other person, except for any such transactions among wholly owned subsidiaries of the Company, or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses;

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  acquire assets outside of the ordinary course of business from any other person with a value or purchase price in the aggregate in excess of $500,000 in any transaction or series of related transactions, other than acquisitions pursuant to certain material contracts in effect as of the date of the merger agreement;

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  issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of, any shares of capital stock of the Company or any of its subsidiaries (other than the issuance of shares by a wholly owned subsidiary of the Company to the Company or another wholly owned subsidiary), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, other than (A) upon the exercise of Company options or warrants or rights to purchase the Shares that are outstanding on the date of the merger agreement or (B) the grant of any restricted shares and Company options (and issuances of the Shares pursuant thereto) in the ordinary course of business consistent with past practices pursuant to offer letters outstanding as of the date of the merger agreement;

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  other than in the ordinary course of business consistent with past practices, create or incur any lien material to the Company or any of its subsidiaries on any assets of the Company or any of its subsidiaries having a value in excess of $2 million;

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  make any loans, advances, guarantees or capital contributions to or investments in any person (other than the Company or any direct or indirect wholly owned subsidiary of the Company) in excess of $2 million in the aggregate;

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  declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any direct or indirect wholly owned subsidiary to the Company or to any other direct or indirect wholly owned subsidiary or enter into any agreement with respect to the voting of its capital stock);

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  reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock, except upon exercise of any Company Options outstanding as of the date of the merger agreement or redemptions under the Rights Agreement;

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  other than capital leases incurred in the ordinary course of business consistent with past practices, incur (excluding entering into credit agreements, lines of credit or similar arrangements until the Company or its subsidiaries becomes liable with respect to any indebtedness for borrowed money or guarantees thereof) any indebtedness for borrowed money or guarantee such indebtedness of another person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its subsidiaries, except for indebtedness for borrowed money incurred in the ordinary course of business consistent with past practices (including borrowings under the Company's existing credit agreements and overnight borrowings) that (A) do not exceed $200 million in the aggregate outstanding at any time, (B) are at short-term interest rates of one month or less and (C) are on terms that allow for prepayment without penalty;

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  except as set forth in the Company's capital budgets provided to Parent and Purchaser on the date of the merger agreement, make or authorize any capital expenditure in excess of $2 million in the aggregate during any 12-month period;

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  enter into certain material contracts;

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  make any material changes with respect to accounting policies or procedures, except as required to conform to changes in statutory or regulatory accounting rules or United States generally accepted accounting principles;

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  settle any litigation or other proceedings for an amount in excess of $1,000,000 (net of insurance coverage) or any obligation or liability of the Company in excess of such amount;

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  amend or modify in any material respect or terminate any material contract, or cancel, modify in any material respect or waive any debts or claims held by it or waive any rights having, in each case, a value in excess of $1,000,000;

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  make any material tax election, change an annual accounting period, file any amended tax return, enter into any closing agreement, waive or extend any statute of limitation with respect to taxes, settle or compromise any tax liability, claim or assessment, or surrender any right to claim a refund of taxes;

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  transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any assets, licenses (other than licenses to customers that lapse or expire in accordance with their terms), operations, rights, product lines, businesses or interests therein of the Company or its subsidiaries, including capital stock of any of its subsidiaries, except (A) in connection with the sale of Company products and services provided in the ordinary course of business, (B) sales of obsolete assets or (C) sales, leases, licenses or other dispositions of assets not included in clauses (A) or (B) with a fair market value not in excess of $2 million in the aggregate;

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  except as required pursuant to existing written, binding agreements, policies or benefit plans in effect prior to the date of the merger agreement, or as otherwise required by applicable law, (i) grant or provide any severance or termination payments or benefits to any director, officer, employee or other service provider of the Company or any of its subsidiaries, except in the case of employees who are not officers, in the ordinary course of business consistent with past practices, (ii) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any director, officer, employee or other service provider of the Company or any of its subsidiaries, except for increases in base salary for employees earning less than $100,000 annually in the ordinary course of business consistent with past practices, (iii) establish, adopt, amend or terminate any benefit plan or amend the terms of any outstanding equity-based awards, (iv) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any benefit plan, to the extent not already provided in any such benefit plan, (v) change any actuarial or other assumptions used to calculate funding obligations with respect to any benefit plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by United States generally accepted accounting principles or (vi) forgive any loans to directors, officers or employees of the Company or any of its subsidiaries;

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  take any action or omit to take any action that is reasonably likely to result in any of the conditions to the offer or the merger not being satisfied (see Section 13—"Certain Conditions of the Offer" of this offer to purchase); or

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  agree, authorize or commit to do any of the foregoing.

        Conduct of Business by Purchaser and Parent Pending the Merger.    Parent has agreed that it will not knowingly take or permit any of its subsidiaries to take any action that is reasonably likely to (i) result in any of the conditions to the offer or the conditions to the merger not being satisfied (see Section 13—"Certain Conditions of the Offer" of this offer to purchase) or (ii) prevent the consummation of the merger agreement or the Transactions.

        Conduct of Business by the Company and Parent Pending the Merger.    The Company and Parent have agreed that they will not make any written or oral communications to officers or employees of the Company or any of its subsidiaries pertaining to compensation or benefit matters that are affected by the Transactions without providing Parent with a copy of the intended communication and a reasonable period of time to review and comment on such communication. Parent and the Company will reasonably cooperate in providing any such mutually agreeable communication.

        No Solicitation of Transactions by the Company.    The Company has agreed that none of it, its subsidiaries or their respective officers and directors will, and that it will use its reasonable best efforts to instruct and cause its and its subsidiaries' advisors or representatives not to, directly or indirectly:

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  initiate, solicit or encourage any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal (as such term is defined below);

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  engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any person relating to, any Acquisition Proposal; or

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  otherwise facilitate any effort or attempt to make an Acquisition Proposal.

        Notwithstanding the foregoing, prior to the Purchase Date, but not after, the Company may:

  •
  provide information in response to a request by a person who has made an unsolicited bona fide written Acquisition Proposal providing for the acquisition of more than 50% of the assets (on a consolidated basis) or more than 50% of the total voting power of the equity securities of the Company if the Company receives from the person so requesting such information an executed confidentiality agreement on terms not less restrictive to the other party than those contained in the confidentiality agreement between the Company and Royal Philips and promptly discloses any such information to Parent to the extent not previously provided to Parent;

  •
  engage or participate in any discussions or negotiations with any person who has made such an unsolicited bona fide written Acquisition Proposal; and/or

  •
  after having complied with the requirements described in the following paragraph, approve, recommend, or otherwise declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal, if and only to the extent that, (x) prior to taking any action described in all three bullet points above, the Company Board determines in good faith after receiving legal advice from outside legal counsel that failure to take such action would reasonably be expected to constitute a breach of the directors' fiduciary duties under applicable law, (y) in each such case referred to in the first and second bullet points above, the Company Board has determined in good faith based on the information then available and after consultation with its financial advisor that such Acquisition Proposal either constitutes a Superior Proposal (as such term is defined below) or is reasonably likely to result in a Superior Proposal and (z) in the case referred to in the third bullet point above, the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal is a Superior Proposal.

        The Company Board and each committee thereof may not, except as provided in the merger agreement:

  •
  withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation with respect to the offer and the merger; or

  •
  cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement in accordance with the merger agreement) (an "Alternative Acquisition Agreement") relating to any Acquisition Proposal.

        "Acquisition Proposal" means (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or any of its significant subsidiaries and (ii) any inquiry, proposal or offer to acquire in any manner, directly or indirectly, 20% or more of the total voting power or 20% or more of the outstanding shares of any class of equity securities of the Company or those of any of its significant subsidiaries, or 20% or more of the consolidated total assets (including, without limitation, equity securities of its subsidiaries) of the Company, in each case other than the Transactions or otherwise from Parent or any of its subsidiaries. "Significant subsidiaries" as used in this definition has the meaning set forth in Rule 1-02(w) of Regulation S-X under the Exchange Act, except substituting 20% for references of 10% therein.

        "Superior Proposal" means an unsolicited bona fide Acquisition Proposal (on its most recently amended or modified terms, if amended or modified) (with all references to 20% in the definition of Acquisition Proposal deemed to be 50%) that the Company Board has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal, and, if consummated, would reasonably be expected to result in a transaction more favorable to the Company's stockholders from a financial point of view than the Transactions (after taking into account any revisions to the terms of the transaction by Parent) and the time likely to be required to consummate such Acquisition Proposal).

        Notwithstanding anything to the contrary set forth in the merger agreement, prior to the Purchase Date, but not after, the Company Board may withhold, withdraw, qualify or modify the Company Recommendation or approve, recommend or otherwise declare advisable any Superior Proposal made after the date of the merger agreement that was not solicited, initiated, encouraged or facilitated in breach of the merger agreement, if the Company Board determines in good faith, after receiving legal advice from outside legal counsel, that failure to do so would reasonably be expected to constitute a breach of the directors' fiduciary duties under applicable law (a "Change of Recommendation").

        No Change of Recommendation may be made until after at least 48 hours following Parent's receipt of notice from the Company advising that management of the Company currently intends to recommend to the Company Board that it take such action and the basis therefor. In determining whether to make a Change of Recommendation in response to a Superior Proposal or otherwise, the Company Board will consider any changes to the terms of the merger agreement proposed by Parent and any other information provided by Parent in response to such notice. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for the purposes of this paragraph.

        Nothing regarding the restrictions on the Company's ability to solicit transactions will prohibit the Company from complying with its disclosure obligations under U.S. federal or state law with regard to an Acquisition Proposal or making a "stop, look and listen" communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act. However, if such disclosure (other than a "stop, look and listen" communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) does not reaffirm the Company Recommendation, then such disclosure will be deemed to be a Change of Recommendation.

        The Company has agreed to cease and cause to be terminated any activities, discussions or negotiations with any parties conducted prior to the date of the merger agreement with respect to any Acquisition Proposal.

        The Company has agreed that it will promptly notify Parent if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by, any such information is requested from, or any such discussions or negotiation are sought to be initiated or continued with, it or any of its representatives indicating, in such notice, the name of such person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter will keep Parent informed, on a current basis, of the status and material terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations.

        Stockholders Meeting.    The Company has agreed that, unless Parent and Purchaser own 90% or more of the outstanding Shares after purchasing the Shares in the offer, the Company will take, in accordance with applicable law and its certificate of incorporation and bylaws, all action necessary to convene a meeting of holders of the Shares as promptly as practicable after the Purchase Date to consider and vote upon the adoption of the merger agreement.

        Parent and Purchaser Voting.    Purchaser and Parent have agreed to vote all Shares owned by them in the offer in favor of adoption of the merger agreement at the meeting of holders of the Shares.

        "Short Form" Merger.    If Parent and Purchaser own 90% or more of the outstanding Shares after purchasing the Shares in the offer and, if applicable, the exercise of the Top-Up Option, then the parties have agreed to take all necessary and appropriate action to cause the merger to become effective in accordance with Section 253 of the DGCL as soon as practicable thereafter without a meeting of holders of the Shares. Section 253 of the DGCL provides that if a parent company owns at least 90% of the outstanding shares of each class of a subsidiary's stock entitled to vote to adopt a merger agreement, the parent company may merge that subsidiary with the parent company without prior notice to, or the approval of, the other stockholders of the subsidiary.

        Further Action; Reasonable Best Efforts.    Subject to certain exceptions, the Company, Parent and Royal Philips have agreed to cooperate with each other and use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under the merger agreement and applicable laws to consummate the Transactions as soon as practicable, including preparing and filing as promptly as practicable, but in any event no later than 15 business days after the date of the merger agreement with respect to the filings relating to the Regulatory Approvals Condition, all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any governmental entity in order to consummate the merger agreement and the Transactions. However, in connection with using their reasonable best efforts, neither Parent nor its affiliates will be required to (A) proffer or agree to sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate and agree to sell, divest, lease, license, transfer, dispose of or otherwise encumber before or after the effective time of the merger, any assets, licenses, operations, rights, product lines, businesses or interest therein of Parent, the Company or any of their respective affiliates (or to consent to the same or to any agreement by the Company to take any such action) or to agree to any material changes (including, without limitation, through a licensing agreement) or restriction on, or other impairment on Parent's ability to own or operate the same or Parent's ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the stock of the surviving corporation or (B) take any action if the United States Department of Justice or the United States Federal Trade Commission authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the offer or if any other governmental entity prohibits or seeks to prohibit the consummation of the offer except for proffers and agreements to (i) amend or modify contracts between the Company and/or its subsidiaries and third parties or (ii) sell, divest, lease, license, transfer, dispose or otherwise encumber any of the Company's assets, licenses, operations, rights, product lines, businesses or interest therein, in each case, (x) that did not individually or in the aggregate account for more than $50,000,000 in gross revenues for the fiscal year ended December 31, 2006, (y) subject in each case to receipt of the consent of any third parties, in the case of any amendment or modification of any contract, that would not cause the terms of such contract to be commercially unreasonable when compared to other similar contracts of the Company and its subsidiaries and (z) that could not reasonably be expected to substantially impair the benefits to Parent reasonably expected, as of the date of the merger agreement, to be realized from consummation of the merger agreement or the Transactions.

        Access and Reports.    Until the effective time of the merger, the Company has agreed to provide Parent reasonable access to its employees, properties, books, contracts and records and to furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested, subject in each case to applicable law and confidentiality obligations.

        Delisting and Deregistration.    Prior to the closing of the merger, the Company has agreed to cooperate with Parent and use reasonable best efforts to enable the delisting by the surviving corporation of the Shares from Nasdaq and the deregistration of the Shares under the Exchange Act as promptly as practicable after the effective time of the merger.

        Public Announcements.    The Company and Parent have each agreed to consult with the other prior to issuing any press releases or otherwise making public announcements with respect to the Transactions and prior to making any filings with any third party and/or any governmental entity (including any national securities exchange or interdealer quotation service), except as may be required by law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any governmental entity.

        Employee Benefits.    Parent has agreed that, during the period commencing at the effective time of the merger and ending on the first anniversary of the effective time of the merger, it will cause the surviving corporation to provide the non-unionized employees of the Company and its subsidiaries at the effective time of the merger (the "Affected Employees") with base compensation that is substantially comparable in the aggregate, as determined by Parent, to those provided by Company and its subsidiaries to the Affected Employees immediately prior to the effective time of the merger. Additionally, Parent has agreed that with respect to the Company's 2007 bonus plan, (i) the surviving corporation will apply the metrics set forth in such plan in a manner consistent with past practices, (ii) the bonuses thereunder to be paid will not be adversely affected by the Transactions and will be paid in a manner and at a time consistent with past practice and (iii) in no event will the bonuses thereunder be less than the amount accrued for such bonuses on the Company's balance sheet as such bonuses are accrued in the ordinary course of business consistent with past practice.

        Parent has agreed that, during the period commencing at the effective time of the merger and ending on the first anniversary of the effective time of the merger, the Affected Employees will continue to be provided with pension and welfare benefits under employee benefit plans that are no less favorable in the aggregate than those currently provided by the Company and its subsidiaries to such employees or generally comparable in the aggregate to those provided to similarly situated employees of Parent and its subsidiaries, as elected by Parent in its sole discretion. Parent will cause any employee benefit plans of Parent which the Affected Employees are entitled to participate in to take into account for purposes of eligibility and vesting thereunder, except for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in a duplication of benefits, service by employees of the Company and its subsidiaries as if such service were with Parent, to the same extent such service was credited under a comparable plan of the Company and its subsidiaries and to the extent that such time period is recognized under the terms of such plan of Parent.

        Prior to the effective time of the merger, if requested by Parent in writing, to the extent permitted by applicable law and the terms of the applicable plan or arrangement, the Company has agreed to (i) cause to be amended the employee benefit plans and arrangements of it and its subsidiaries to the extent necessary to provide that no employees of Parent and its subsidiaries will commence participation therein following the effective time of the merger unless the surviving corporation or such subsidiary explicitly authorizes such participation and (ii) cause the Company 401(k) plans to be terminated effective immediately prior to the effective time of the merger.

        The Company has agreed to cause each of its officers and directors to repay any outstanding liens or notes to the Company or its subsidiaries prior to the effective time of the merger.

        Parent has agreed, to the extent permissible under its employee welfare benefit package (after all commercially reasonable good faith efforts by Parent to eliminate any bars to such permissibility), to waive, or to cause to be waived, any pre-existing condition, evidence of insurability, waiting period, continuing-course-of-treatment, or actively-at-work requirement limitation under any employee welfare benefit plan, as defined in Section 3(1) of ERISA, maintained by Parent or any of its subsidiaries or affiliates (other than the surviving corporation) in which Affected Employees (and their eligible dependents) will be eligible to participate from and after the effective time of the merger, with respect to those Affected Employees (and their eligible dependents) except, with respect to any person, to the extent that such requirements would have been applicable to such person under the comparable employee welfare benefit plan of the Company or any of its subsidiaries immediately prior to the effective time of the merger. Except to the extent it would result in a duplication of benefits, Parent has agreed to recognize, or cause to be recognized, the dollar amount of all expenses incurred by each Affected Employee (and his or her eligible dependents) during the calendar year in which the effective time of the merger occurs for purposes of satisfying such year's deductible, co-payment and "out-of-pocket" maximum limitations under the relevant employee welfare benefit plans, as defined in Section 3(1) of ERISA, in which they will be eligible to participate from and after the effective time of the merger.

        Rule 14d-10(d) Matters.    Prior to the Expiration Date, the Company (acting through the Company Board and its compensation committee) has agreed to take all such steps as may be required to cause to be exempt under amended Rule 14d-10(d) under the Exchange Act any employment compensation, severance or employee benefit arrangements that have been or will be entered into by the Company, Parent or any of their respective affiliates with current or future directors, officers or employees of the Company and its affiliates and to insure that any such arrangements fall within the safe harbor provisions of such rule.

        Indemnification; Directors' and Officers' Insurance.    From and after the Purchase Date, each of Parent and the surviving corporation have agreed to indemnify and hold harmless each present and former director, officer or employee of the Company or any of its subsidiaries (in each case, when acting in such capacity), determined as of the effective time of the merger, in connection with any claim, action, suit, arbitration, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or relating to matters existing or occurring at or prior to the effective time of the merger (including matters, acts or omissions occurring in connection with (i) the approval of the merger agreement and the consummation of the Transactions or (ii) serving as a fiduciary under any Company benefit plan), whether asserted or claimed prior to, at or after the effective time of the merger, to the fullest extent that the Company would have been permitted under Delaware law and its certificate of incorporation, bylaws and any applicable contracts in effect on the date of the merger agreement to indemnify such person.

        Prior to the Purchase Date, the Company will, and if the Company is unable to, Parent has agreed to cause the surviving corporation as of the effective time of the merger to, obtain and fully pay for "tail" insurance policies with a claims period of at least six years from and after the effective time of the merger from an insurance carrier with the same or better credit rating as the Company's current insurance carrier with respect to directors' and officers' liability insurance and fiduciary liability insurance with benefits and levels of coverage at least as favorable as the Company's existing policies with respect to matters existing or occurring at or prior to the effective time of the merger (including in connection with the merger agreement or the Transactions or actions contemplated hereby). Notwithstanding the foregoing, in no event may the Company or, if the Company is unable to obtain such policies, will Parent or the surviving corporation be required to, expend for such policies a premium amount in excess of 250% of the current annual premium paid by the Company.

        Parent has agreed to pay all expenses, including reasonable fees and expenses of counsel, that an indemnified party may incur in successfully enforcing the indemnity and other obligations provided for in the merger agreement following a final decision by a court of competent jurisdiction that such party is entitled to such indemnity and other obligations.

        Rights.    Prior to the purchase of the Shares in the offer, the Company Board has agreed to take all necessary action to cause the rights under the Rights Agreement, if any, to cease to be outstanding and to terminate such agreement, effective immediately prior to the purchase of the Shares in the offer.

        Takeover Statutes.    If any "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation is or may become applicable to any of the Transactions, the Company has agreed that it and the Company Board will grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated by the merger agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the Transactions.

Conditions to the Merger

        The respective obligations of Parent, Purchaser and the Company to complete the merger are subject to the satisfaction of certain conditions.

        Conditions to the Obligations of each Party.    The obligations of the Company, Parent, and Purchaser to complete the merger are conditioned upon the following conditions being satisfied or waived:

  •
  if Parent and Purchaser own less than 90% of the outstanding Shares after purchasing the Shares in the offer and, if applicable, the exercise of the Top-Up Option, then the merger agreement must have been adopted by the holders of a majority of the outstanding Shares entitled to vote on such matter at a stockholders' meeting duly called and held for such purpose;

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  no law (whether temporary, preliminary or permanent) enacted, issued, promulgated, enforced or entered by any governmental entity of competent jurisdiction is in effect and restrains, enjoins or otherwise prohibits consummation of the Transactions (collectively, an "Order"); and

  •
  Purchaser (or Parent on Purchaser's behalf) must have accepted for payment and purchased, or caused to be accepted for payment and purchased, all of the Shares validly tendered and not validly withdrawn pursuant to the offer.

        In addition, the obligation of the Company to effect the merger is subject to the satisfaction of the condition that Parent has deposited or caused to be deposited to a depositary selected by Parent with the Company's prior written approval, an amount in cash equal to the aggregate Per Share Merger Consideration.

        Termination.    The merger agreement may be terminated and the Transactions may be abandoned:

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  by mutual written consent of Parent, Purchaser and the Company at any time prior to the effective time of the merger;

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  by either Parent or the Company at any time prior to the Purchase Date, (i) if Purchaser has not accepted the Shares for payment pursuant to the offer on or before the Outside Date or (ii) if the offer has terminated or expired in accordance with its terms without Purchaser having purchased any of the Shares pursuant to the offer, except that this right to terminate the merger agreement is not be available to any party that has breached its obligations under the merger agreement in any manner that proximately contributed to the occurrence of the event that gave rise to such termination right;

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  by Parent at any time prior to the Purchase Date, (i) if the Company Board makes a Change of Recommendation, (ii) if there has been a breach of any representation, warranty, covenant or agreement made by the Company in the merger agreement, or any such representation or warranty becomes untrue or incorrect on any date subsequent to the date of the merger agreement, in each case in a manner that would cause any conditions in the first and second bullet points under Section 13—"Certain Conditions of the Offer" of this offer to purchase not to be satisfied and such breach or failure to be true or correct is not curable or, if curable, has not been cured within the earlier of (x) the Outside Date or (y) 30 business days after written notice thereof has been given to the Company by Parent or Purchaser or (iii) if the Company materially breaches any of its obligations with respect to the non-solicitation of transactions covenant in the merger agreement (see Section 11—"Purpose of the Offer and Plans for the Company; the Merger Agreement; Other Agreements—The Merger Agreement—Covenants and Agreements—No Solicitation of Transactions by the Company" of this offer to purchase);

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  by the Company at any time prior to the Purchase Date, if Parent or Purchaser breaches or fails to perform in any material respect any of its representations, warranties, covenants or agreements contained in the merger agreement, which breach or failure to perform has had or would reasonably be expected to prevent, materially delay or materially impair the ability of Parent and Purchaser to consummate the Transactions and is not curable or, if curable, has not been cured within the earlier of (x) the Outside Date or (y) 30 business days after written notice thereof has been given to Parent or Purchaser by the Company;

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  by either Parent or the Company at any time prior to the effective time of the merger, if any Order permanently enjoining, restraining or otherwise prohibiting the offer or the merger exists and has become final and nonappealable; or

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  by the Company at any time prior to the effective time of the merger in the event that the Company Board determines that there is a Superior Proposal and if the Company has complied in all material respects with all of its obligations with respect to the non-solicitation of transactions covenant in the merger agreement (see Section 11—"Purpose of the Offer and Plans for the Company; the Merger Agreement; Other Agreements—The Merger Agreement—Covenants and Agreements—No Solicitation of Transactions by the Company" of this offer to purchase).

        Effect of Termination.    In the event of the termination of the merger agreement, the merger agreement will become void and of no effect, and there will be no liability to any person or on the part of Parent, Purchaser or the Company, except that the Confidentiality Agreement and certain provisions in the merger agreement pertaining to survival, modification and amendment, waiver of conditions, counterparts, governing law and venue, waiver of jury trial, specific performance, notices, entire agreement, no third-party beneficiaries, obligations of Parent and the Company, severability, interpretation and construction, assignment, Parent's use of information obtained from the Company and expenses will survive any such termination. Notwithstanding the foregoing, no party will be relieved from liability for any willful and material breach of the merger agreement.

        Termination Fee.    The Company has agreed to pay Parent a termination fee of $60 million (the "Termination Fee") and all of the documented out of pocket expenses incurred by Parent or Purchaser in connection with the merger agreement and the Transactions up to a maximum amount of $6 million in the event that:

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  a bona fide Acquisition Proposal is made with respect to the Company or any of its significant subsidiaries or any person has publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company or any of its significant subsidiaries (as defined in Section 11—"Purpose of the Offer and Plans for the Company; the Merger Agreement; Other Agreements—The Merger Agreement—Covenants and Agreements—No Solicitation of Transactions by the Company" of this offer to purchase) and thereafter either Parent or the Company terminates the merger agreement pursuant to the second bullet point under Section 11—"Purpose of the Offer and Plans for the Company; the Merger Agreement; Other Agreements—The Merger Agreement—Termination" of this offer to purchase,

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  the Company terminates the merger agreement pursuant to the sixth bullet point under Section 11—"Purpose of the Offer and Plans for the Company; the Merger Agreement; Other Agreements—The Merger Agreement—Termination" of this offer to purchase, or

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  Parent terminates the merger agreement pursuant to clause (i) or (iii) of the third bullet point under Section 11—"Purpose of the Offer and Plans for the Company; the Merger Agreement; Other Agreements—The Merger Agreement—Termination" of this offer to purchase.

        Notwithstanding the foregoing, the Termination Fee will not be payable to Parent pursuant to the first bullet point above unless and until within 12 months of such termination the Company or any of its subsidiaries have entered into an Alternate Acquisition Agreement with respect to, or have consummated or approved or recommended to the Company's stockholders, an Acquisition Proposal (substituting "50%" for "20%" in the definition of Acquisition Proposal). Furthermore, each of Parent and Purchaser have agreed that in the event that the Termination Fee becomes payable and is paid by the Company pursuant to the above, the Termination Fee will constitute each of Parent and Purchaser's sole and exclusive remedy under the merger agreement other than with respect to a material breach of the non-solicitation of transactions covenant in the merger agreement (see Section 11—"Purpose of the Offer and Plans for the Company; the Merger Agreement; Other Agreements—The Merger Agreement—Covenants and Agreements—No Solicitation of Transactions by the Company" of this offer to purchase) by the Company, in which case acceptance of the Termination Fee required to be paid by the Company to Parent pursuant to the above by Parent will constitute each of Parent's and Purchaser's sole and exclusive remedy under the merger agreement.

        Waiver of Conditions.    The conditions to each of Parent, Purchaser and the Company's obligations to consummate the merger may be waived by such party in whole or in part to the extent permitted by applicable laws.

OTHER AGREEMENTS

        Guarantee.    On November 25, 2007, in connection with the merger agreement, Royal Philips sent the Company a Guarantee, pursuant to which Royal Philips guaranteed the full and timely performance by Parent and Purchaser of their respective obligations under the merger agreement.

        Employment Agreements.    In connection with the execution of the merger agreement, Messrs. Larry K. Powers, Ronald D. Schneider, William G. Ferko, James T. O'Hargan, Zia Eftekhar, Steven R. Carson, Charles M. Havers, Daniel R. Fuller and Raymond L. Zaccagnini entered into employment agreements with Parent, which will become effective, and thereby terminate and supersede the officers' existing employment protection agreements with the Company, upon the effective time of the merger (the "Start Date"). Pursuant to the new employment agreements with Parent, Messrs. Powers, Ferko and Schneider agree to remain employed by Parent for a period of one year beginning on the Start Date and the other officers for an initial period of two years beginning on the Start Date, with base salaries as provided in the table below. In addition, the new employment agreements provide for the following:

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  Cash Retention Bonus:    Each officer will receive a cash retention bonus as provided in the table below. Messrs. Powers, Ferko and Schneider will receive their retention bonus if they remain employed on the first anniversary of the Start Date. The other officers will receive 25% of their retention bonus if they remain employed on the first anniversary of the Start Date and the remaining 75% if they remain employed on the second anniversary of the Start Date.

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  Equity Grant—Restricted Shares and Stock Options:    Each officer other than Messrs. Powers and Schneider will receive a grant of restricted shares of Royal Philips common stock that will vest in three equal installments on the first, second and third anniversaries of the date of grant and a grant of options in respect of Royal Philips common stock that will vest on the third anniversary of the date of grant.

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  Restrictive Covenants:    In consideration for these benefits, the officers are subject to restrictive covenants during their employment and for the 12 months thereafter, including non-competition and non-solicitation of employees and customers.

Name	Base Salary	Retention Bonus	Equity Grants
Larry Powers	$600,000	$1,000,000	N/A
Ronald Schneider	$225,000	$400,000	N/A
William Ferko	$295,000	$1,000,000	Restricted Stock: 2,500 Options: 7,500
James O'Hargan	$300,000	$300,000	Restricted Stock: 6,000 Options: 18,000
Zia Eftekhar	$300,000	$300,000	Restricted Stock: 7,000 Options: 21,000
Steven Carson	$200,000	$200,000	Restricted Stock: 5,000 Options: 15,000
Charles Havers	$210,000	$210,000	Restricted Stock: 5,000 Options: 15,000
Daniel Fuller	$204,000	$204,000	Restricted Stock: 4,400 Options: 13,200
Raymond Zaccagnini	$200,000	$200,000	Restricted Stock: 5,000 Options: 15,000

        Under the new employment agreements, in the event that the employment of Messrs. Powers, Ferko or Schneider is terminated by Parent without "cause" prior to the first anniversary of the Start Date, the officer will receive (i) a salary payment equal to the salary that would have been paid to the officer had the officer remained employed through the first anniversary of the Start Date, (ii) a pro-rated annual bonus, (iii) remaining amounts due pursuant to the cash retention bonus and (iv) 18 months of health benefit reimbursement. In the event that the employment of Messrs. O'Hargan, Eftekhar, Carson, Havers, Fuller or Zaccagnini is terminated by Parent without "cause" prior to the second anniversary of the Start Date, the officer will be entitled to receive (i) a salary payment equal to the salary that would have been paid to the officer had the officer remained employed through the second anniversary of the Start Date, but in no event less than six months of salary, (ii) a bonus payment equal to two times the average of the amounts paid to the officer under the Company's Management Incentive Compensation Plan in respect to the three fiscal years of the Company ending immediately prior to the termination date, less any amounts previously paid as annual bonus since the Start Date, except in the case of Mr. O'Hargan, who will instead receive a pro-rated annual bonus for the fiscal year in which termination occurs, (iii) remaining amounts due pursuant to the cash retention bonus and (iv) 18 months of health benefit reimbursement.

12.   Source and Amount of Funds.

        Completion of the offer is not conditioned upon obtaining, or the funding of, any financing arrangements. Because Royal Philips has guaranteed the performance by us of our obligations under the merger agreement, including our payment obligations with respect to the Transactions, we believe that the business, financial condition and results of Parent and Purchaser are not material to a decision by a holder of the Shares whether to sell, hold or tender their Shares in the offer.

        We estimate that the total amount of funds required to purchase all of the outstanding Shares (other than those already owned by us) pursuant to the offer and to pay related fees and expenses will be approximately $2.7 billion.

13.   Certain Conditions of the Offer.

        Notwithstanding any other provision of the offer, Purchaser will not be obligated to accept for payment, and subject to the rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act relating to Purchaser's obligation to pay for or return the tendered Shares promptly after termination or withdrawal of the offer, will not be obligated to pay for any Shares tendered pursuant to the offer if (i) prior to the expiration of the offer, as extended, the Minimum Tender Condition has not occurred or (ii) upon the expiration of the offer and before acceptance of Shares for payment, any of the following conditions exists and is continuing, regardless of the circumstances giving rise to such condition (other than any such circumstances directly caused by any breach by Parent or Purchaser of any of their representations, warranties, covenants, agreements or obligations under the merger agreement):

  •
  the representations and warranties of the Company contained in the merger agreement that are qualified as to materiality are not true and correct and those not so qualified are not true and correct in all material respects, as of the date of the merger agreement and as of the Purchase Date, as though made on and as of the Purchase Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality are not true and correct, and those not so qualified are not true and correct in all material respects, on and as of such earlier date), except, in each case, where the (A) failure of such representations or warranties (other than the representations or warranties relating to the Company's capitalization, corporate authority to enter into the merger agreement, and the inapplicability of Section 203 of the DGCL and the Rights Agreement to the Transactions (the "Non-MAE Reps")) to be true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect (as defined in Section 11—"Purpose of the Offer and Plans for the Company; the Merger Agreement; Other Agreements—The Merger Agreement—Representations and Warranties" of this offer to purchase) and (B) failure of the Non-MAE Reps to be true and correct is not, individually or in the aggregate, a failure to be true and correct in all material respects;

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  the Company has failed to perform and comply with, in any material respect, any of its obligations, agreements and covenants to be performed or complied with by it under the merger agreement on or prior to the Expiration Date;

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  the Company has failed to deliver to Parent a certificate signed by the chief executive officer and the chief financial officer of the Company and certifying as to the satisfaction by the Company of the absence of the failure of (i) the Company's representations and warranties to be true and correct, as specified in the first bullet point above and (ii) the Company to perform and comply with, in any material respect, its obligations, agreements and covenants, as specified in the second bullet point above;

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  an Order is in effect as of the Expiration Date and has the effect of making the acceptance for payment of the Shares pursuant to the offer or the consummation of the merger illegal or otherwise preventing or prohibiting consummation of the offer or the merger;

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  any mandatory waiting period under the HSR Act applicable to the purchase of the Shares pursuant to the offer has not expired or been terminated and the required filings in Austria, Brazil, Canada, China, Germany and Italy (the "Required Filings") have not been made, and any approvals related to the Required Filings have not been obtained or, if applicable, any mandatory waiting periods related to the Required Filings have not expired;

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  the merger agreement has been terminated in accordance with its terms;

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  there has occurred a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States that prevents the payment of the Offer Price; or

  •
  there has occurred any change, event, circumstances or development that has had a material adverse effect (as defined in Section 11—"Purpose of the Offer and Plans for the Company; the Merger Agreement; Other Agreements—The Merger Agreement—Representations and Warranties" of this offer to purchase).

14.   Adjustments to Prevent Dilution.

        In the event that, notwithstanding the Company's covenant to the contrary (see Section 11—"Purpose of the Offer and Plans for the Company; the Merger Agreement; Other Agreements—The Merger Agreement—Covenants and Agreements" of this offer to purchase), the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for the Shares issued and outstanding prior to the effective time of the merger as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Offer Price and the Per Share Merger Consideration will be equitably adjusted.

15.   Certain Legal Matters.

        Antitrust Compliance.    Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of the Shares by Purchaser is subject to these requirements.

        Under the HSR Act and the related rules, the offer may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied, and we have conditioned our obligation to acquire the Shares on these events occurring. We filed a Notification and Report Form with respect to the acquisition of the Shares pursuant to the offer and the merger with the Antitrust Division and the FTC on November 30, 2007. The waiting period under the HSR Act will expire after a 15-calendar-day waiting period, which is at 11:59 p.m. (New York City time) on Monday, December 17, 2007, unless early termination of the waiting period is granted or we receive a request for additional information or documentary material. We have requested early termination of the waiting period applicable to the offer, but there can be no assurances that we will be granted early termination. Should a request for additional information be issued, complying with such a request can take a significant amount of time. In addition, while there are statutory limitations on the period of time that the Antitrust Division and the FTC may delay an acquisition (ten calendar days after substantial compliance with the additional information request), as a practical matter if substantive antitrust issues are raised, the parties often agree to delay completion of the transaction while discussion of the substantive issues are ongoing. Although the Company is required to file certain information and documentary material with the Antitrust Division and the FTC in connection with the offer, neither the Company's failure to make such filings nor the Company's failure to respond to a request from the Antitrust Division or the FTC for additional information or documentary material will extend the waiting period.

        The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of the Shares by us pursuant to the offer. At any time before or after our purchase of the Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of the Shares pursuant to the offer or seeking divestiture of the Shares acquired by us or the divestiture of substantial assets of Philips, the Company or any of their respective subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. See Section 13—"Certain Conditions of the Offer" of this offer to purchase for certain conditions to the offer that could become applicable in the event of such a challenge.

        Foreign Filings.    Both the Company and Philips and their respective subsidiaries conduct business in many countries around the world. In connection with the acquisition of the Shares pursuant to the offer, the laws of certain of these foreign countries require the filing of information with, or the obtaining of the approval of, governmental authorities therein before completion of the offer. Set forth below are those jurisdictions outside the United States where such filings will be made. Further, if any action is taken before completion of the offer by any government or governmental authority, we may not be obligated to accept for payment or pay for any of the tendered Shares. See Section 13—"Certain Conditions of the Offer" of this offer to purchase for certain conditions to the offer that could become applicable in the event of such an action.

        Austria.    Under the provisions of the Austrian Cartel Act 2005 (the "Cartel Act"), the acquisition of the Shares pursuant to the offer may be consummated if the "Statutory Parties" (as defined in the Cartel Act) have either waived any request for in-depth examination of the transaction, or notified the Purchaser that they have not requested an in-depth examination of the transaction. In case such an in-depth examination has been requested, the acquisition of Shares pursuant to the offer may be consummated if the Austrian Cartel Court has either dismissed the request or declared that the concentration will not be prohibited, or the Austrian Cartel Court has discontinued the examination proceedings. The written approval by the Austrian Cartel Court or the expiration of any applicable waiting period is a condition to Purchaser's obligation to accept for payment and pay for the Shares tendered pursuant to the offer. See Section 13—"Certain Conditions of the Offer" of this offer to purchase.

        Brazil.    The parties intend to submit the merger for approval by the Brazilian antitrust authorities. The Secretariat for Economic Monitoring and Secretariat of Economic Law will consider the merger and each will issue an opinion to the Administrative Council for Economic Defense, Brazil's antitrust tribunal (the "Brazilian Council"). The Brazilian Council will make a decision with respect to the merger. The review of the merger by the Brazilian antitrust authorities may take longer than six months, but will not prevent the consummation of the merger. However, if the Brazilian Council decides that the merger is anti-competitive, it may impose restrictions on the parties or order an unwinding of the merger.

        Canada.    Under the Competition Act (Canada), certain transactions involving the acquisition of shares that exceed prescribed financial thresholds are subject to pre-merger notification and cannot be implemented until either (i) a notification has been filed and the applicable waiting periods have been terminated or have expired, (ii) an advance ruling certificate has been issued by the Commissioner or (iii) the Commissioner has waived the requirement to file a notification. Under the Investment Canada Act, certain transactions involving the acquisition of control of a Canadian business by a non-Canadian that exceed prescribed financial thresholds are subject to review and cannot be implemented until the responsible minister under the Investment Canada Act is satisfied or deemed to be satisfied that the transactions contemplated by the merger are likely of net benefit to Canada. The merger is not subject to review under the Investment Canada Act (Canada), but rather is subject to a requirement to file a notification within 30 days of completion of the merger.

        The transaction is a "notifiable transaction" for purposes of Part IX of the Competition Act (Canada) (the "Competition Act"), and it may not be completed before the expiration or earlier termination of the applicable waiting period after notice of the transaction, together with certain prescribed information, has been provided to the Commissioner of Competition appointed under the Competition Act (the "Canadian Commissioner"). The waiting period is either 14 or 42 days from the time a complete notification is provided to the Canadian Commissioner depending upon whether a short-form or long-form filing has been made. Alternatively, a party to a notifiable transaction may apply to the Canadian Commissioner for an advance ruling certificate, which may be issued by the Canadian Commissioner in respect of a proposed transaction if she is satisfied that there are not sufficient grounds on which to apply to the Competition Tribunal for an order under the merger provisions of the Competition Act. The merger provisions of the Competition Act permit the Canadian Commissioner to apply to the Competition Tribunal for relief in respect of transactions that prevent or lessen, or would be likely to prevent or lessen, competition substantially. The relief that may be ordered by the Competition Tribunal includes, in the case of a proposed transaction, prohibiting its completion. Purchaser will apply to the Canadian Commissioner for an advance ruling certificate in respect of the Transactions. The written approval by the Canadian Commissioner or the expiration of any applicable waiting period is a condition to Purchaser's obligation to accept for payment and pay for the Shares tendered pursuant to the offer. See Section 13—"Certain Conditions of the Offer" of this offer to purchase.

        China.    Under the "Rules on the Merger with an Acquisition of Domestic Enterprises By Foreign Investors," adopted by the Chinese Ministry of Commerce ("MOFCOM") and other agencies on August 8, 2006 and which came into effect on September 8, 2006, certain types of transactions that meet specified notification thresholds will be subject to antitrust review. Application of these rules may be triggered by several criteria, including in particular the Chinese turnover of a party to the transaction. Although the rules (as supplemented by guidelines issued by MOFCOM) specify certain substantive criteria and procedures, they contain many ambiguities, giving the concurrent authorities, MOFCOM and the State Administration for Industry and Commerce, wide latitude in the approval process. The expiration of the application waiting period is a condition to Purchaser's obligation to accept for payment and pay for the Shares tendered pursuant to the offer. See Section 13—"Certain Conditions of the Offer" of this offer to purchase.

        Germany.    Under the provisions of the German Act against Restraints on Competition ("ARC"), the acquisition of the Shares pursuant to the offer may only be completed if the acquisition is approved by the German Federal Cartel Office ("FCO"), either by written approval or by expiration of a one-month waiting period commenced by the filing by Parent of a complete notification (the "German Notification") with respect to the offer, unless the FCO notifies Parent within the one-month waiting period of the initiation of an in-depth investigation. If the FCO initiates an in-depth investigation, the acquisition of the Shares pursuant to the offer may only be consummated if the acquisition is approved by the FCO, either by written approval or by expiration of a four-month waiting period commenced by the filing of the German Notification, unless the FCO notifies Parent within the four-month waiting period that the acquisition satisfies the conditions for a prohibition and may be not be consummated. The written approval by the FCO or the expiration of any applicable waiting period is a condition to Purchaser's obligation to accept for payment and pay for the Shares tendered pursuant to the offer. See Section 13—"Certain Conditions of the Offer" of this offer to purchase.

        Italy.    Pursuant to Section 16 of the Italian law on competition (Law No. 287 of October 10, 1990), Purchaser is required to notify the Autorità Garante della Concorrenza e del Mercato (the "Italian Authority") of the transaction because the combined sales of the Company and Philips exceed the threshold set out in the Italian law. The written approval by the Italian Authority or the expiration of any applicable waiting period will not prevent the consummation of the merger.

        Business Combination Statutes.    A number of states (including Delaware, where the Company is incorporated) have adopted laws that purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or that have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws. To the extent that these state takeover statutes purport to apply to the offer or the merger, we believe that those laws conflict with U.S. federal law and are an unconstitutional burden on interstate commerce. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated in, and has a substantial number of stockholders in, the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal District Court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.

        Section 203 of the DGCL prevents certain "business combinations" with an "interested stockholder" (generally, any person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock) for a period of three years following the time such person became an interested stockholder, unless, among other things, prior to the time the interested stockholder became such, the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became such. The Company's board of directors has irrevocably taken all necessary steps to render the restrictions of Section 203 of the DGCL inapplicable to the merger agreement and the Transactions and so that each of Parent and Purchaser will not be an "interested stockholder."

        Purchaser is not aware of any other state takeover laws or regulations which are applicable to the offer or the merger and has not attempted to comply with any other state takeover laws or regulations. If any government official or third party should seek to apply any state takeover law to the offer or the merger or other business combination between Purchaser or any of its affiliates and the Company, Purchaser will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes is applicable to the offer or the merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the offer or the merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of the Shares, and Purchaser might be unable to accept for payment or pay for the Shares tendered pursuant to the offer, or be delayed in continuing or consummating the offer or the merger. In that case, we may not be obligated to accept for purchase, or pay for, any Shares tendered pursuant to the offer.

        Going Private Transactions.    The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions, and which may under certain circumstances be applicable to the merger or other business combination following the purchase of the Shares pursuant to the offer in which Purchaser seeks to acquire the remaining Shares not then held by it. Purchaser believes that Rule 13e-3 will not be applicable to the merger because Purchaser was not, at the time the merger agreement was executed, and is not, an affiliate of the Company (for Exchange Act purposes); it is anticipated that the merger will be effected within one year following completion of the offer; and, in the merger, stockholders will receive the same price per Share as paid in the offer. Rule 13e-3 would otherwise require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders be filed with the SEC and disclosed to stockholders before completion of a transaction.

        Appraisal Rights.    No appraisal rights are available in connection with the offer. If the merger is consummated, however, each holder of Shares who has neither voted in favor of the merger nor consented thereto in writing will be entitled to an appraisal by the Delaware Court of Chancery of the fair value of the holder's Shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid. In determining such fair value, the court may consider all relevant factors. The value so determined could be more or less than the consideration to be paid in the offer and the merger. Any judicial determination of the fair value could be based upon considerations other than or in addition to the market value of the Shares, including, among other things, asset values and earning capacity. In Weinberger v. UOP,  Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. The Weinberger Court also noted that, under the DGCL, fair value is to be determined "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., however, the Delaware Supreme Court stated that, in the context of a two-step cash merger, "to the extent that value has been added following a change in majority control before cash-out, it is still value attributable to the going concern," to be included in the appraisal process. Therefore, the value so determined in any appraisal proceeding could be the same as, or more or less than, the purchase price per Share in the offer or the merger consideration.

        If any holder of Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his right to appraisal as provided in the DGCL, such Shares will be converted into the consideration paid in the merger. A stockholder may withdraw his demand for appraisal by delivery of a written withdrawal of his demand for appraisal and acceptance of the merger.

        The foregoing discussion is not a complete statement of law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL.

        Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights.

        "Short Form" Merger.    The DGCL provides that, if a parent company owns at least 90% of the outstanding shares of each class of a subsidiary's stock entitled to vote to adopt a merger agreement, the parent company may merge that subsidiary with the parent company pursuant to the "short form" merger procedures without prior notice to, or the approval of, the other stockholders of the subsidiary. In order to consummate the merger pursuant to these provisions of the DGCL, Purchaser would have to own at least 90% of the outstanding Shares of the Company. If Purchaser is able to consummate the merger pursuant to these provisions of the DGCL, the closing of the merger would take place as soon as practicable after the closing of the offer, without any notice to or approval of the other stockholders of the Company.

16.   Fees and Expenses.

        We have retained Goldman Sachs to provide certain financial advisory services to us and to serve as our Dealer Manager in connection with the offer. We have agreed to pay Goldman Sachs, as compensation for its services as financial advisor, a reasonable and customary fee. We have agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including the fees and expenses of its counsel, in connection with the offer, and have agreed to indemnify Goldman Sachs against certain liabilities and expenses in connection with the offer and the merger, including liabilities under the federal securities laws. The Dealer Manager in the ordinary course of its business purchases and/or sells Royal Philips' and/or the Company's securities, including the Shares, for its own account and for the account of its customers. As a result, the Dealer Manager at any time may own certain of Royal Philips' and/or the Company's equity securities, including the Shares. In addition, the Dealer Manager may tender Shares into the tender offer for its own account.

        We have also retained the Information Agent in connection with the offer. The Information Agent may contact holders of the Shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the offer to beneficial owners of the Shares. The Information Agent will receive reasonable and customary compensation for such services, plus reimbursement of out-of-pocket expenses, and we have agreed to indemnify the Information Agent against certain liabilities and expenses in connection with the offer, including liabilities under the federal securities laws.

        We will pay the Depositary reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses, and we have agreed to indemnify the Depositary against certain liabilities and expenses in connection the offer, including liabilities under the federal securities laws. Brokers, dealers, banks and trust companies will be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17.   Miscellaneous.

        The offer is not being made to (nor will tenders be accepted from or on behalf of) holders of the Shares in any jurisdiction in which the making of the offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, we may, in our sole discretion, take such action as we may deem necessary to make the offer in any such jurisdiction and extend the offer to holders of the Shares in such jurisdiction.

        We are not aware of any jurisdiction in which the making of the offer or the acceptance of the Shares in connection with the offer would not be in compliance with the laws of such jurisdiction.

        No person has been authorized to give any information or make any representation on our behalf not contained in this offer to purchase or in the letter of transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

GOLF MERGER SUB, INC.
November 30, 2007

SCHEDULE A
Information Concerning the Directors and Executive Officers of
Royal Philips, Parent and Purchaser

        The following table sets forth the (i) name, (ii) current principal occupation, (iii) name, address, and principal business of the corporation in which the present occupation is conducted, (iv) material occupations, positions, offices or employment held within the past five years of each director and executive officer of Royal Philips, Parent, and Purchaser and (v) name, address, and principal business of any corporation in which the occupation, position, office or employment was carried on. Unless otherwise specified, each person listed below is a citizen of the United States.

Royal Philips

Name (Citizenship)	Current Principal Occupation	Name, Address, and Principal Business of the Corporation in Which the Present Occupation is Conducted	Material Occupations, Positions, Offices or Employment Held Within the Past Five Years	Name, Address, and Principal Business of any Corporation in Which the Past Occupations, Positions, Offices or Employment Were Carried On
Gerard J. Kleisterlee (Dutch)	President, Chief Executive Officer, and Chairman of the Board of Management and the Group Management Committee of Royal Philips	Koninklijke Philips Electronics N.V. Amstelplein 2 1096 BC Amsterdam The Netherlands Consumer Electronics, Medical and Lighting	President, Chief Executive Officer, and Chairman of the Board of Management and the Group Management Committee of Royal Philips, since April 2001	Koninklijke Philips Electronics N.V. Amstelplein 2 1096 BC Amsterdam The Netherlands Consumer Electronics, Medical and Lighting
			Member of the Supervisory Board of De Nederlandsche Bank NV, since July 2006	DNB Hoofdkantoor Amsterdam Westeinde 1 1017 ZN Amsterdam The Netherlands
			Member of the Supervisory Board of the Rotterdam Philharmonic Orchestra, since January 2006	Rotterdams Philharmonisch Orkest P.O. Box 962 3000 AZ Rotterdam The Netherlands
			Member of the Transatlantic Business Dialogue, since 2004	TABD EU Office, Residence Palace 155 Rue de la Loi 4th floor B-1040 Brussels Belgium
			Member of the Asia Business Council, since 2002	Asia Business Council 22A-B On Hing Building #1 On Hing Terrace Central, Hong Kong China
			Member of the European Round Table of Industrialists, since May 2001	European Round Table of Industrialists Place des Carabiniers 18a Karabiniersplein 18a B-1030 Brussels Belgium
			Chairman of the Supervisory Board of Eindhoven Technical University, since July 2001	Eindhoven Technical University TU/e Den Dolech 2 5612 AZ Eindhoven The Netherlands

Pierre-Jean Sivignon (French)	Executive Vice-President, Chief Financial Officer, and Member of the Board of Management of Royal Philips	Koninklijke Philips Electronics N.V. Amstelplein 2 1096 BC Amsterdam The Netherlands Consumer Electronics, Medical and Lighting	Executive Vice-President, Chief Financial Officer, and Member of the Board of Management of Royal Philips, since May 1, 2005 Chief Financial Officer of Faurecia SA, since 2001	Koninklijke Philips Electronics N.V. Amstelplein 2 1096 BC Amsterdam The Netherlands Consumer Electronics, Medical and Lighting Faurecia 2, rue Hennape 92735 Nanterre cedex France
Gottfried H. Dutiné (German)	Executive Vice-President, and Member of the Board of Management of Royal Philips	Koninklijke Philips Electronics N.V. Amstelplein 2 1096 BC Amsterdam The Netherlands Consumer Electronics, Medical and Lighting	Executive Vice-President of Royal Philips, since February 1, 2002, and Member of the Board of Management, since March 28, 2002	Koninklijke Philips Electronics N.V. Amstelplein 2 1096 BC Amsterdam The Netherlands Consumer Electronics, Medical and Lighting

Name (Citizenship)	Current Principal Occupation	Name, Address, and Principal Business of the Corporation in Which the Present Occupation is Conducted	Material Occupations, Positions, Offices or Employment Held Within the Past Five Years	Name, Address, and Principal Business of any Corporation in Which the Past Occupations, Positions, Offices or Employment Were Carried On
Theo van Deursen (Dutch)	Chief Executive Officer of Philips Lighting, and Member of the Board of Management of Royal Philips	Koninklijke Philips Electronics N.V. Amstelplein 2 1096 BC Amsterdam The Netherlands Consumer Electronics, Medical and Lighting	Philips Components Division, since 2002, Chief Executive Officer of Philips Lighting, since July 1, 2003, Member of the Royal Philips Group Management Committee, since April 1, 2003, and Member of the Board of Management of Royal Philips, since April 1, 2006	Koninklijke Philips Electronics N.V. Amstelplein 2 1096 BC Amsterdam The Netherlands Consumer Electronics, Medical and Lighting
			Member of the Supervisory Board of Neways Electronics International N.V., since May 16, 2000	Neways Electronics International N.V. Industrieterrein Ekkersrijt Science Park Eindhoven 5010 5692 EA Son The Netherlands
Steve Rusckowski	Chief Executive Officer of Philips Medical Systems, and Member of the Board of Management of Royal Philips	Koninklijke Philips Electronics N.V. Amstelplein 2 1096 BC Amsterdam The Netherlands Consumer Electronics, Medical and Lighting	Chief Executive Officer of Philips Medical Systems, Member of the Group Management Committee, since November 1, 2006, and Member of the Board of Management of Royal Philips, since April 1, 2007	Koninklijke Philips Electronics N.V. Amstelplein 2 1096 BC Amsterdam The Netherlands Consumer Electronics, Medical and Lighting
			Member of the Board of Directors at MedQuist, since February 2002	MedQuist Inc., Corporate Offices 1000 Bishops Gate Blvd., Suite 300 Mount Laurel, NJ 08054-4632 United States
			Member of the Board of Directors of Project Hope, since September 20, 2002	Project HOPE 255 Carter Hall Lane Millwood, VA 22646 United States
			Member of the Board of Directors of the Massachusetts High Tech Council, since February 1998	Massachusetts High Tech Council Reservoir Place 1601 Trapelo Road, Suite 336 Waltham, MA 02451 United States

Rudy Provoost (Belgian)	Chief Executive Officer of Philips Consumer Electronics, and Member of the Board of Management of Royal Philips	Koninklijke Philips Electronics N.V. Amstelplein 2 1096 BC Amsterdam The Netherlands Consumer Electronics, Medical and Lighting	Executive Vice-President of Philips Consumer Electronics in Europe, since October 2000, Chief Executive Officer of Global Sales and Services for Philips Consumer Electronics, Senior Vice-President, Member of the Group Management Committee of Royal Philips Electronics, since August 2003, Chief Executive Officer of Philips Consumer Electronics, since 2004, and Member of the Board of Management of Royal Philips, since April 2006	Koninklijke Philips Electronics N.V. Amstelplein 2 1096 BC Amsterdam The Netherlands Consumer Electronics, Medical and Lighting
			President and Chairman of the Executive Board of the EICTA (European Industry Association), since August 2004	EICTA 20, Rue Joseph II B-1000 Brussels Belgium
			Chairman of the Board of Directors, and Director of LG-Philips LCD, since February 2006	LG-Philips LCD Co. 20 Yeoido-Dong, Youngdung po-ku Seoul Republic of Korea
			Member of the Board of Directors of TCL Corporation, since January 2007	TCL Corporation 8/F, TCL Industrial Building No. 6 ELing South Road Huizhou, Guangdong 516001 China
Andrea Ragnetti (Italian)	Chief Marketing Officer and Chief Executive Officer of Philips Domestic Appliances and Personal Care, and Member of the Board of Management of Royal Philips	Koninklijke Philips Electronics N.V. Amstelplein 2 1096 BC Amsterdam The Netherlands Consumer Electronics, Medical and Lighting
			Member of the Group Management Committee, since January 1, 2003, Chief Executive Officer of Philips Domestic Appliances and Personal Care, since April 1, 2005, and Member of the Board of Management, since April 1, 2006	Koninklijke Philips Electronics N.V. Amstelplein 2 1096 BC Amsterdam The Netherlands Consumer Electronics, Medical and Lighting

Name (Citizenship)	Current Principal Occupation	Name, Address, and Principal Business of the Corporation in Which the Present Occupation is Conducted	Material Occupations, Positions, Offices or Employment Held Within the Past Five Years	Name, Address, and Principal Business of any Corporation in Which the Past Occupations, Positions, Offices or Employment Were Carried On
W. de Kleuver (Dutch)	Chairman of the Supervisory Board of Royal Philips	Koninklijke Philips Electronics N.V. Amstelplein 2 1096 BC Amsterdam The Netherlands Consumer Electronics, Medical and Lighting	Member of the Supervisory Board of Royal Philips, since 1998	Koninklijke Philips Electronics N.V. Amstelplein 2 1096 BC Amsterdam The Netherlands Consumer Electronics, Medical and Lighting
L. Schweitzer (French)	Member of the Supervisory Board of Royal Philips	Koninklijke Philips Electronics N.V. Amstelplein 2 1096 BC Amsterdam The Netherlands Consumer Electronics, Medical and Lighting	Member of the Supervisory Board of Royal Philips, since 1997 Chairman and Chief Executive Officer of Renault, and President of Renault-Nissan, since April 2005
Koninklijke Philips Electronics N.V.
Amstelplein 2
1096 BC Amsterdam
The Netherlands

Consumer Electronics, Medical and Lighting

Renault France
13/15, quai Alphonse Le Gallo 92100 Boulogne-Billancourt cedex
France
			Chairman of AstraZeneca, since 2005	AstraZeneca 5 Stanhope Gate London W1K 1LN United Kingdom
			Member of the Board of BNP Paribas, since 1993	BNP Paribas 3 rue d'Antin 75002 Paris France
			Member of the Board of Electricité de France, since 1999	Electricité de France 22-30, avenue de Wagram 75008 Paris cedex 8 France
			Member of the Board of Volvo, since 2001	AB Volvo SE-405 08 Göteborg Sweden
			Member of the Board of Veolia Environment, since 2003	Veolia Environnement 36-38, avenue Kléber 75116 Paris France
			Member of the Board of L'Oreal, since 2005	L'Oreal 41, rue Martre 92117 Clichy cedex France

Sir Richard Greenbury (British)	Member of the Supervisory Board of Royal Philips	Koninklijke Philips Electronics N.V. Amstelplein 2 1096 BC Amsterdam The Netherlands Consumer Electronics, Medical and Lighting	Member of the Supervisory Board of Royal Philips, since 1998 Former Director of the Game Group plc, from January 2000 to January 2003	Koninklijke Philips Electronics N.V. Amstelplein 2
1096 BC Amsterdam
The Netherlands

Consumer Electronics, Medical and Lighting

The Game Group plc
Unity House, Telford Road,
Basingstoke
Hampshire RG21 6YJ
United Kingdom

Name (Citizenship)	Current Principal Occupation	Name, Address, and Principal Business of the Corporation in Which the Present Occupation is Conducted	Material Occupations, Positions, Offices or Employment Held Within the Past Five Years	Name, Address, and Principal Business of any Corporation in Which the Past Occupations, Positions, Offices or Employment Were Carried On
J-M. Hessels (Dutch)	Member of the Supervisory Board of Royal Philips	Koninklijke Philips Electronics N.V. Amstelplein 2 1096 BC Amsterdam The Netherlands Consumer Electronics, Medical and Lighting	Member of the Supervisory Board of Royal Philips, since 1999	Koninklijke Philips Electronics N.V. Amstelplein 2 1096 BC Amsterdam The Netherlands Consumer Electronics, Medical and Lighting
			Chairman of the Supervisory Board of Euronext, since June 28, 2005, and Chairman of the Board of Directors, since April 4, 2007	Euronext Postbus 19163 1000 GD Amsterdam The Netherlands
			Member of the Supervisory Board of Heineken, since April 2001	Heineken Tweede Weteringplantsoen 21 1017 ZD Amsterdam The Netherlands
			Member of the Supervisory Board of Fortis, since May 2001	Fortis Archimedeslaan 6 3584 BA Utrecht The Netherlands
			Member of the International Advisory Board of Blackstone Group, since April 2001	Blackstone Group 40 Berkeley Square London W1J 5AL United Kingdom

Prof. K.A.L.M. van Miert (Belgian)	Member of the Supervisory Board of Royal Philips	Koninklijke Philips Electronics N.V. Amstelplein 2 1096 BC Amsterdam The Netherlands Consumer Electronics, Medical and Lighting	Member of the Supervisory Board of Royal Philips Electronics since 2000; Former President of Nyenrode University, from 2002-2003; Member of the Supervisory Boards of RWE, since 2001; Member of the Supervisory Board of Agfa Gevaert, since 2000; Member of the Supervisory Board of De Persgroep, since 2000; Member of the Supervisory Board of Munich Re, since 2003; Member of the Supervisory Board of Anglo American, since 2003; Member of the Supervisory Board of Vivendi Universal, since 2004; Member of the Supervisory Board of Sibelco, since 2006; Member of the Supervisory Board of Solvay, since 2004; Member of the Advisory Board of Goldman Sachs, since 2000; Member of the Advisory Board of Uni-Credito, from 2005 to 2007; Member of the International Advisory Committee of Fitch Ratings, since 2004	Koninklijke Philips Electronics N.V.,
Amstelplein 2,
1096 BC Amsterdam, The Netherlands; European Commission, Rue de la Loi 200, 1049 Brussels, Belgium;
Nyenrode University, Straatweg 25, P.O. Box 130, 3620 AC Breukelen, The Netherlands; RWE, Opernplatz 1, 45128 Essen, Germany; Agfa Gevaert, Septestraat 27, B-2640 Mortsel, Belgium; De Persgroep, Brusselsesteenweg 347, B-1730 Kobbegem, Belgium; Munich Re, Königinstr. 107, 80802 Munchen, Germany; Anglo American, 20 Carlton House Terrace, London SW1Y 5AN, United Kingdom; Vivendi Universal, 42 avenue de Friedland, 75380 Paris Cedex 08, France; Sibelco, De Zate 1, BE-2480 Dessel, Belgium; Solvay, Rue du Prince Albert 33, B-1050 Brussels, Belgium; Goldman Sachs, 85 Broad Street, 17th Floor, New York, NY 10004, United States; Uni-Credito, Piazza Cordusio, 20123 Milano, Italy; Fitch Ratings (The Fimalac group), 97 rue de Lille, 75007 Paris, France

C.J.A. Van Lede (Dutch)	Member of the Supervisory Board of Royal Philips	Koninklijke Philips Electronics N.V. Amstelplein 2 1096 BC Amsterdam The Netherlands	Member of the Supervisory Board of Royal Philips, since 2003	Koninklijke Philips Electronics N.V. Amstelplein 2 1096 BC Amsterdam The Netherlands
		Consumer Electronics, Medical and Lighting		Consumer Electronics, Medical and Lighting
			Chief Executive Officer of Akzo Nobel, from 1994 to 2003, Executive Board Member of Akzo Nobel, from 1991 to 2003, and Non-Executive Board Member of Akzo Nobel, from 2003 to April 2007	Akzo Nobel Strawinskylaan 2555 1077 ZZ Amsterdam The Netherlands
			Chairman of the Supervisory Board of Heineken, since 2004	Heineken Tweede Weteringplantsoen 21 1017 ZD Amsterdam The Netherlands
			Member of the Supervisory Board of Air France/KLM, since 2002	Air France/KLM 45 rue de Paris 95747 Roissy CDG Cedex France
			Member of the Supervisory Board of Reed Elsevier, from 2003 to April 2007	Reed Elsevier Radarweg 29 1043 NX Amsterdam The Netherlands
			Member of the Supervisory Board of Sara Lee Corporation, since 2002	Sara Lee Corporation P.O. Box 2, 3500 CA Utrecht The Netherlands
			Member of the Supervisory Board of Air Liquide, since 2003	Air Liquide 75 Quai d'Orsay 75321 Paris cedex 07 France
			Chairman of the Board of the Directors of INSEAD, since 2004	INSEAD Boulevard de Constance 77305 Fontainebleau France
			Senior Advisor of JP Morgan Plc, since 2005	JP Morgan Plc 10 Aldermanbury London, EC2V 7RF United Kingdom
			Member of the Supervisor Board of Stork (by special temporary appointment of the Amsterdam Company Court, since January 2007)	Stork N.V. Amersfoortsestraatweg 7 1412 KA NAARDEN P.O. Box 5004 1410 AA NAARDEN The Netherlands

J.M. Thompson (Canadian)	Member of the Supervisory Board of Royal Philips	Koninklijke Philips Electronics N.V. Amstelplein 2 1096 BC Amsterdam The Netherlands Consumer Electronics, Medical and Lighting	Member of the Supervisory Board of Royal Philips, since 2003	Koninklijke Philips Electronics N.V. Amstelplein 2 1096 BC Amsterdam The Netherlands Consumer Electronics, Medical and Lighting
			Former Vice-Chairman of the Board of Directors of IBM, from August 2000 to September 2002	IBM 1 New Orchard Road Armonk, New York 10504-1722 United States
			Chairman of the Board of Toronto Dominion Bank, since 2003	Toronto Dominion Bank TD Tower, 12th Floor 66 Wellington Street West Toronto, ON M5K 1A2 Canada

Name (Citizenship)	Current Principal Occupation	Name, Address, and Principal Business of the Corporation in Which the Present Occupation is Conducted	Material Occupations, Positions, Offices or Employment Held Within the Past Five Years	Name, Address, and Principal Business of any Corporation in Which the Past Occupations, Positions, Offices or Employment Were Carried On
E. Kist (Dutch)	Member of the Supervisory Board of Royal Philips	Koninklijke Philips Electronics N.V. Amstelplein 2 1096 BC Amsterdam The Netherlands	Member of the Supervisory Board of Royal Philips, since 2004	Koninklijke Philips Electronics N.V. Amstelplein 2 1096 BC Amsterdam The Netherlands Consumer Electronics, Medical and Lighting
		Consumer Electronics, Medical and Lighting	Former Chairman of the Executive Board of ING Group, from July 1, 1969 to July 1, 2004	ING Group Amstelveenseweg 500 1081 KL Amsterdam The Netherlands
			Member of the Supervisory Board of De Nederlandsche Bank NV, since January 1, 2005	DNB Hoofdkantoor Amsterdam Westeinde 1 1071 ZN Amsterdam The Netherlands
			Member of the Supervisory Boards of DSM, since September 1, 2004	DSM Het Overloon 1, 6411 TE Heerlen The Netherlands
			Member of the Supervisory Boards of Moody's Investor Services, since September 1, 2004	Moody's Corporation 7 World Trade Center at 250 Greenwich Street New York, NY 10007 United States

Wong Ngit Liong (Singaporean)	Member of the Supervisory Board of Royal Philips	Koninklijke Philips Electronics N.V. Amstelplein 2 1096 BC Amsterdam The Netherlands Consumer Electronics, Medical and Lighting	Member of the Supervisory Board of Royal Philips, since 2005	Koninklijke Philips Electronics N.V. Amstelplein 2 1096 BC Amsterdam The Netherlands Consumer Electronics, Medical and Lighting
			Chairman and Chief Executive Officer of Venture Corporation Ltd., since January 18, 1989	Venture Corporation Ltd. 5006 Ang Mo Kio Ave 5 #05-01/12 TECHplace II
			Member of the Board of DBS Bank Ltd. and DBS Group Holdings Ltd., since May 3, 2004	DBS Bank Ltd. and DBS Group Holdings Ltd. 6 Shenton Way, DBS Building Tower One Singapore 068809
			Member of the Board of SIA Engineering Company Ltd., from March 1, 2000 to July 21, 2006	SIA Engineering Company Ltd. 31, Airline Road Singapore 819831
			Council Member/Trustee of the Board of the National University of Singapore, since August 1, 2004	National University of Singapore 21 Lower Kent Ridge Road Singapore 119077

J. J. Schiro	Member of the Supervisory Board of Royal Philips	Koninklijke Philips Electronics N.V. Amstelplein 2 1096 BC Amsterdam The Netherlands Consumer Electronics, Medical and Lighting	Member of the Supervisory Board of Royal Philips, since 2005	Koninklijke Philips Electronics N.V. Amstelplein 2 1096 BC Amsterdam The Netherlands Consumer Electronics, Medical and Lighting
			Chief Executive Officer of Zurich Financial Services, and Chairman of the Group Management Board, since 2002	Zurich Financial Services Mythenquai 2, P.O. Box 8022 Zurich Switzerland
			Chairman of the Audit Committee and Member of the Supervisory Board of PepsiCo, since 2003	PepsiCo 700 Anderson Hill Road Purchase, NY 10577 United States
			Chairman of the Swiss-American Chamber of Commerce, since 2005	Swiss-American Chamber of Commerce Talacker 41, 8001 Zurich Switzerland
H. von Prondzynski (German)	Member of the Supervisory Board of Royal Philips	Koninklijke Philips Electronics N.V. Amstelplein 2 1096 BC Amsterdam The Netherlands Consumer Electronics, Medical and Lighting	Member of the Supervisory Board of Royal Philips, since 2007	Koninklijke Philips Electronics N.V. Amstelplein 2 1096 BC Amsterdam The Netherlands Consumer Electronics, Medical and Lighting
			Former Member of the Corporate Executive Committee of the F. Hoffmann-La Roche Group, and Former Chief Executive Officer of the Division Roche Diagnostics, from February 1, 2000 to December 31, 2006	Roche Grenzacherstrasse 124, CH-4070 Basel Switzerland

Parent and Purchaser

Name (Citizenship)	Current Principal Occupation	Name, Address, and Principal Business of the Corporation in Which the Present Occupation is Conducted	Material Occupations, Positions, Offices or Employment Held Within the Past Five Years	Name, Address, and Principal Business of any Corporation in Which the Past Occupations, Positions, Offices or Employment Were Carried On
Pamela L. Dunlap	Senior Vice President, Chief Financial Officer and Director of Parent, Senior Vice President and Chief Financial Officer of Philips Electronics North America Corporation, President and Director of Purchaser	Parent, Philips Electronics North America Corporation and Purchaser 1251 Avenue of the Americas New York, NY 10020 United States Consumer Electronics, Medical and Lighting	Senior Vice President of Parent and Philips Electronics North America Corporation, since July 2007, Senior Vice President and Chief Financial Officer of Philips Ultrasound and Monitoring, since November 2006, Senior Vice President and Chief Financial Officer of Philips
			X-Ray, from July 2005 to October 2006, Senior Vice President and Chief Financial Officer of Philips Ultrasound, from 1998 to June 2006, Director of Parent, since July 1, 2007, and President and Director of Purchaser, since November 2007	Parent, Philips Electronics North America Corporation and Purchaser 1251 Avenue of the Americas New York, NY 10020 United States Consumer Electronics, Medical and Lighting
Paul J. Zeven (Dutch)	President and Chief Executive Officer of Parent and Philips Electronics North America Corporation, Director of Parent	Parent and Philips Electronics North America Corporation 1251 Avenue of the Americas New York, NY 10020 United States	President and Chief Executive Officer of Parent and Philips Electronics North America Corporation, since October 2004	Parent, Philips Electronics North America Corporation 1251 Avenue of the Americas New York, NY 10020 United States
		Consumer Electronics, Medical and Lighting	Director of Parent, since October 1, 2004	Consumer Electronics, Medical and Lighting
			Chief Executive Officer of Philips Consumer Electronics Latin America, from 2002 to 2004	Philips Consumer Electronics Latin America Rua Verbo Divino, 1400 04719-002 São Paulo Brazil

Joseph E. Innamorati	Senior Vice President, Secretary and Chief Legal Officer of Parent and Philips Electronics North America Corporation, Vice President and Director of Purchaser	Parent, Philips Electronics North America Corporation and Purchaser 1251 Avenue of the Americas New York, NY 10020 United States	Senior Vice President of Parent and Philips Electronics North America Corporation, since October 2005, and Vice President of Philips Electronics North America Corporation, from February 2004 to September 2005	Parent, Philips Electronics North America Corporation and Purchaser 1251 Avenue of the Americas New York, NY 10020 United States
		Consumer Electronics, Medical and Lighting	Director of Parent, since October 1, 2005	Consumer Electronics, Medical and Lighting
Vice President and Director of Purchaser, since November 2007
			Law Office of Joseph E. Innamorati, from June 2001 to January 2004	Law Office of Joseph E. Innamorati 8 Charcoal Hill Common Westport, CT 06880 United States

Robert N. Smith	Vice President of Parent, Philips Electronics North America Corporation, and Purchaser	Parent, Philips Electronics North America Corporation and Purchaser 1251 Avenue of the Americas New York, NY 10020 United States Consumer Electronics, Medical and Lighting	Vice President of Parent and Philips Electronics North America Corporation, since July 2001 Vice President and Director of Purchaser, since November 2007	Parent, Philips Electronics North America Corporation and Purchaser 1251 Avenue of the Americas New York, NY 10020 United States Consumer Electronics, Medical and Lighting

Warren T. Oates, Jr.	Senior Assistant Secretary of Parent and Philips Electronics North America Corporation, Secretary of Purchaser	Parent, Philips Electronics North America Corporation and Purchaser 1251 Avenue of the Americas New York, NY 10020 United States Consumer Electronics, Medical and Lighting	Senior Assistant Secretary of Parent and Philips Electronics North America Corporation, since June 2004, Secretary of Parent and Philips Electronics North America Corporation, from September 2003 to June 2004, Assistant Secretary of Parent and Philips Electronics North America Corporation, from March 1999 to September 2003

			Secretary of Purchaser, since November 2007	Parent, Philips Electronics North America Corporation and Purchaser 1251 Avenue of the Americas New York, NY 10020 United States Consumer Electronics, Medical and Lighting

        Facsimile copies of the letter of transmittal will be accepted. The letter of transmittal, certificates for shares and any other required documents should be sent by you or your broker, dealer, bank, trust company or other nominee to the depositary as follows:

The Depositary for the offer is:

Citibank, N.A.

By Mail:
Citibank, N.A.
c/o Mellon Investor Services LLC
P.O. Box 3301
South Hackensack, NJ 07606-3301
 By Hand or Overnight Courier:
Citibank, N.A.
c/o Mellon Investor Services LLC
480 Washington Blvd.
Jersey City, NJ 07310
 By Facsimile (for Guarantees of Delivery):
For Eligible Institutions Only:
(201) 680-4626
For Confirmation Only Telephone:
(201) 680-4860

Any questions or requests for assistance or additional copies of the offer to purchase and the letter of transmittal may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the offer.

The Information Agent for the offer is:

Georgeson Inc.

199 Water Street, 26th Floor
New York, NY 10038

Banks and Brokers Call:

(212) 440-9800

All Others Please Call Toll-free:

(888) 679-2871

The Dealer Manager for the offer is:

Goldman, Sachs & Co.

85 Broad Street
New York, NY 10004

Please Call Toll-free:
(800) 323-5678

Please Call Collect:
(212) 902-1000

QuickLinks

  Exhibit 99(a)(1)(A)
IMPORTANT
TABLE OF CONTENTS
SUMMARY TERM SHEET
INTRODUCTION